                                                                     EXHIBIT 2.1


                     AGREEMENT AND PLAN OF RECAPITALIZATION,
                             REDEMPTION AND PURCHASE

                         Dated as of December 18, 1997,

                       as amended as of January 29, 1998,

                                  by and among

                            GRAHAM PACKAGING COMPANY,

                          GRAHAM PACKAGING CORPORATION,

                        GRAHAM FAMILY GROWTH PARTNERSHIP,

                         GRAHAM ENGINEERING CORPORATION,

                           GRAHAM CAPITAL CORPORATION,

                          GRAHAM RECYCLING CORPORATION,

                                DONALD C. GRAHAM,

                                       and

                           BCP/GRAHAM HOLDINGS L.L.C.

                                       and

                         BMP/GRAHAM HOLDINGS CORPORATION


                                TABLE OF CONTENTS



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
SECTION 1.      RECAPITALIZATION, REDEMPTION AND PURCHASE
                TRANSACTIONS........................................................  2
          1.1   Recapitalization, Redemption and Purchase Transactions..............  2
          1.2   Adjustments.........................................................  5

SECTION 2.      REPRESENTATIONS AND WARRANTIES OF THE GRAHAM
                PARTNERS............................................................  7
          2.1   Organization and Good Standing......................................  7
          2.2   Power and Authorization.............................................  7
          2.3   No Conflict.........................................................  8
          2.4   Title...............................................................  8
          2.5   Litigation..........................................................  9
          2.6   DCG Control.........................................................  9

SECTION 3.      REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP...................  9
          3.1   Organization........................................................  9
          3.2   Power and Authorization.............................................  9
          3.3   No Conflict......................................................... 10
          3.4   Subsidiaries........................................................ 10
          3.5   Compliance with Laws................................................ 11
          3.6   Litigation.......................................................... 11
          3.7   Financial Statements................................................ 11
          3.8   Inventory........................................................... 12
          3.9   Real Property....................................................... 12
          3.10  List of Properties, Contracts, etc.................................. 13
          3.11  Contracts........................................................... 15
          3.12  Insurance........................................................... 15
          3.13  Tangible Personal Assets............................................ 15
          3.14  Intellectual Property............................................... 15
          3.15  Customers and Suppliers............................................. 16
          3.16  Taxes............................................................... 16
          3.17  Labor Matters....................................................... 16
          3.18  Employee Benefits................................................... 17
          3.19  Affiliate Agreements................................................ 19
          3.20  Environmental Matters............................................... 19
          3.21  Absence of Certain Changes and Events............................... 21
          3.22  Brokers............................................................. 21
          3.23  No Other Warranties................................................. 22
          3.24  Partnership's Knowledge............................................. 22

SECTION 4.      REPRESENTATIONS AND WARRANTIES OF INVESTORS......................... 22
          4.1   Organization and Good Standing...................................... 22


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
          4.2   Power and Authorization............................................. 22
          4.3   No Conflicts........................................................ 23
          4.4   Brokers............................................................. 23
          4.5   Financing........................................................... 23
          4.6   Investigation and Evaluation........................................ 24

SECTION 5.      ADDITIONAL AGREEMENTS AND COVENANTS................................. 25
          5.1   Organization of Certain Entities; Contribution of Assets to Opco.... 25
          5.2   Conduct of Business Pending Closing................................. 25
          5.3   Access to Information; Confidentiality.............................. 27
          5.4   Public Announcements; Certain Communications........................ 28
          5.5   Notification of Certain Matters..................................... 29
          5.6   Further Assurances; Best Efforts; Assistance in Financing........... 31
          5.7   Consents............................................................ 31
          5.8   Costs and Expenses.................................................. 31
          5.9   Release of Graham Partners.......................................... 32
          5.10  Indemnification of DCG.............................................. 32
          5.11  Credit Facilities................................................... 32
          5.12  Covenant Not-to-Compete by the Graham Partners...................... 33
          5.13  Payoff of Certain Notes............................................. 34
          5.14  Partnership Agreement; Certificate of Limited Partnership........... 35
          5.15  Consulting Agreement................................................ 35
          5.16  Equipment Sales, Services and License Agreement..................... 35
          5.17  Conversion of Brazilian Subsidiary.................................. 35
          5.18  Contributions by Family Growth, GP Corp and Recycling............... 35
          5.19  Contributions by DCG................................................ 35
          5.20  New Equity Plan..................................................... 36
          5.21  Pension and Welfare Plans........................................... 36
          5.22  Tax Matters......................................................... 38
          5.23  No Solicitation..................................................... 39
          5.24  Litigation.......................................................... 39
          5.25  BTNY Warrants....................................................... 40
          5.26  Estoppel Certificates............................................... 40
          5.27  Transfers of Graham Partner Interests............................... 40

SECTION 6.      CONDITIONS TO INVESTORS' OBLIGATIONS................................ 41
          6.1   Representations and Warranties and Covenants........................ 41
          6.2   Approvals........................................................... 41
          6.3   Legal Matters....................................................... 42
          6.4   Opinion of Counsel.................................................. 42
          6.5   No Material Adverse Effect.......................................... 42
          6.6   Solvency Opinion.................................................... 42
          6.7   Registration Rights Agreement....................................... 42
          6.8   MAC/Market Out...................................................... 42

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
SECTION 7.      CONDITIONS TO THE PARTNERSHIP'S AND THE GRAHAM
                PARTNERS' OBLIGATIONS............................................... 42
          7.1   Representations and Warranties and Covenants........................ 43
          7.2   Solvency Opinion.................................................... 43
          7.3   Approvals........................................................... 43
          7.4   Legal Matters....................................................... 43
          7.5   Opinion of Counsel.................................................. 43
          7.6   Credit Facilities................................................... 43
          7.7   Registration Rights Agreement....................................... 43

SECTION 8.      CLOSING............................................................. 43
          8.1   Time and Place of Closing........................................... 43

SECTION 9.      TERMINATION......................................................... 44
          9.1   Termination......................................................... 44
          9.2   Effect of Termination............................................... 45

SECTION 10.     INDEMNIFICATION..................................................... 46
          10.1  Indemnification..................................................... 46
          10.2  Claims; Defense..................................................... 47

SECTION 11.     MISCELLANEOUS....................................................... 48
          11.1  Survival of Representations and Warranties.......................... 48
          11.2  Notices............................................................. 49
          11.3  Assignment; Binding Effect; Benefits................................ 50
          11.4  Amendment, Modification and Waiver.................................. 50
          11.5  Governing Law; Consent to Jurisdiction; No Jury Trial............... 50
          11.6  Enforcement Expenses................................................ 51
          11.7  Specific Performance................................................ 51
          11.8  Headings, Gender and "Person"....................................... 51
          11.9  Counterparts........................................................ 51
          11.10 Entire Agreement.................................................... 51
          11.11 Third Parties....................................................... 51


SCHEDULES AND EXHIBITS

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
Schedule 1.1(d) Percentage and Agreed Value of Partnership Interests
Schedule 1.1(e) Allocation of Fair Market Value
Schedule 1.2    Actual Net Income
Schedule 5.2    Conduct of Business
Schedule 5.11   Financial Debt
Schedule 5.18   Contribution of Interests by Family Growth, GP Corp and Recycling
Schedule 5.19   DCG Real Estate to be Contributed to the Partnership

Disclosure Schedules of the Graham Partners and the Partnership

Exhibit 5.14    Form of Fifth Amended and Restated Agreement of Limited Partnership
Exhibit 5.15    Form of Consulting Agreement
Exhibit 5.16    Form of Equipment Sales, Services and License Agreement
Exhibit 6.7     Form of Registration Rights Agreement

                     AGREEMENT AND PLAN OF RECAPITALIZATION,
                             REDEMPTION AND PURCHASE

     THIS AGREEMENT AND PLAN OF RECAPITALIZATION, REDEMPTION AND PURCHASE is dated as of December 18, 1997 by and among Graham Packaging Company, a Pennsylvania limited partnership (the "Partnership"), Graham Packaging Corporation, a Pennsylvania corporation ("GP Corp"), Graham Family Growth Partnership, a Pennsylvania limited partnership ("Family Growth"), Graham Engineering Corporation, a Pennsylvania corporation ("Engineering"), Graham Capital Corporation, a Pennsylvania corporation ("Capital"), Graham Recycling Corporation, a Pennsylvania corporation ("Recycling"), Donald C. Graham ("DCG"), BCP/Graham Holdings L.L.C., a Delaware limited liability company ("Investor GP"), and BMP/Graham Holdings Corporation, a Delaware corporation and an affiliate of Investor GP ("Investor LP"). Investor GP and Investor LP are also hereinafter each referred to as an "Investor" and collectively as "Investors."

                                   BACKGROUND

     1. The Partnership and its Subsidiaries (as herein defined) are engaged in the business of the sale and manufacturing of extrusion blow molded rigid plastic bottles primarily for the food and beverage, household and automotive business segments (the "Business").

     2. At the date hereof, the sole general partner of the Partnership is GP Corp, and the limited partners of the Partnership are Family Growth, Engineering, Capital, Recycling and DCG. GP Corp, Family Growth, Engineering, Capital, Recycling and DCG are also hereinafter each referred to as a "Graham Partner" and collectively as the "Graham Partners."

     3. Upon the terms and subject to the conditions of this Agreement, prior to the consummation of the transactions contemplated in paragraph 4 below, the Partnership will contribute to Graham Packaging Holdings I, L.P., a Pennsylvania limited partnership ("Opco"), substantially all of its assets and liabilities with the exception of its ownership interests in Opco GP (as herein defined) and IPO Corp (as herein defined) (the "Opco Contribution") and will organize a Delaware limited liability company ("Opco GP") to serve as sole general partner of Opco. The Partnership will be the sole member of Opco GP and the sole limited partner of Opco. The Partnership will also organize a Delaware "C" corporation ("IPO Corp."), of which the Partnership will hold all of the issued capital stock. Opco will organize a Delaware limited liability company ("Sub GP"), of which Opco will be the sole member, and will also organize a Delaware "C" corporation ("Capital Corp."), of which Opco will hold all of the issued capital stock. Recycling will transfer to Opco GP a 1% general partner interest in Opco and Family Growth, GP Corp and Recycling will transfer to Sub GP a 1% ownership interest in certain entities identified in Schedule 5.18 hereto that are currently under common control with the Partnership ("Common Control Entities"), and Family Growth will contribute to Opco all of its then remaining ownership interests in the Common Control Entities. DCG will make an additional capital contribution to Opco by contributing to Opco, or causing the contribution to Opco of, the real estate identified in Schedule 5.19 hereto. All amounts due and payable to the Partnership under the Promissory Notes (as herein defined) in the aggregate principal amount of $20,240,000 (plus accrued interest thereon) will be paid in full. The contributions of interests in the Common Control Entities, the contribution by DCG of real estate and the payment of the Promissory Notes, as described above, are herein referred to collectively as the "Graham Contributions."

     4. Upon the terms and subject to the conditions of this Agreement, the Partnership, the Graham Partners and the Investors will enter into a redemption and recapitalization transaction pursuant to which, among other things, newly arranged financings of the Partnership and Opco will be utilized in part to redeem a portion of the general and limited partner interests in the Partnership held by the Graham Partners and to repay certain existing indebtedness for borrowed money of the Partnership and the Subsidiaries as set forth in Schedule
5.11 (the "Repayment"). Investor GP will then purchase from the Graham Partners a general partner interest in the Partnership and a limited partner interest in the Partnership which will thereupon be converted into a general partner interest in the Partnership, and Investor LP will purchase from the Graham Partners certain of their remaining limited partner interests.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter contained, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


SECTION 1. RECAPITALIZATION, REDEMPTION AND PURCHASE
           TRANSACTIONS

     1.1 Recapitalization, Redemption and Purchase Transactions. Subject to the terms and conditions hereof and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth herein, at the Closing (as herein defined) the Partnership, the Graham Partners and the Investors shall enter into the following transactions in the order indicated:

          (a) the Partnership and Opco (and, to the extent requested by the Investors, IPO Corp. and Capital Corp.) shall consummate borrowings and/or note offerings (the "Borrowings") on such terms as shall be specified by the Investors in an amount sufficient to effect the Repayment and the redemption described in Section 1.1(b) below (the "Redemption") and to pay certain costs and expenses associated with the transactions contemplated hereby, provided the Borrowings shall be without recourse to the Graham Partners and the Investors. Opco shall distribute to the Partnership such portion of the net proceeds of such Borrowings as shall be necessary to enable the Partnership to effect such Repayment and Redemption.

          (b) Partial Redemption of Graham Partners' Interests. Subject to post-Closing adjustment as provided in Section 1.2 below, the Partnership shall redeem from the Graham Partners, and the Graham Partners shall transfer to the Partnership, all or a portion, as the case may be, of the Graham Partners' general and limited partner interests in the Partnership, as set forth on Schedule 1.1(c) hereto, in exchange for aggregate cash consideration equal to the amount determined by the following calculation (such amount being referred to herein as the "Graham Redemption Value"):

               (i) $674,565,840.99 (the agreed equity value ("Agreed Equity Value") of all of the general and limited partner interests in the Partnership held by the Graham Partners before the Closing, after giving effect to the Graham Contributions described above, and after considering the Closing Payments (as defined in Part I of Schedule 3.18) and long-term cash stay bonuses and/or equity incentives that shall be paid by or on behalf of the Partnership to senior and middle level management in connection with the recapitalization as outlined in Part I of Schedule 3.18 hereto, as well as the equity options to be granted to management as outlined in Section 5.20); plus

               (ii) amounts, if any, payable by the Partnership to the Graham Partners pursuant to Section 5.24(b)(i) hereto; less

               (iii) $208.25 million (the amount paid by Investor LP and Investor GP for the Partnership interests being acquired by them pursuant to subparagraph (c) below); less

               (iv) $36.75 million (the agreed value of that portion of the Graham Partners' general partner and limited partner interests in the Partnership to be retained following (a) the redemption pursuant to this Section 1.1(b) and (b) the purchase of the general and limited partner interests in the Partnership described in (iii) above).

The Partnership shall also pay to the Graham Partners, as additional consideration for the redemption of their Partnership interests, interest on the Graham Redemption Value (together with the amount described in clause (iii) above) accruing, beginning February 2, 1998 and ending on the day immediately preceding the Closing Date, at the rate of 9.5% per annum through February 21, 1998, 10.5% per annum from February 22, 1998 through March 14, 1998 and 11% per annum from March 15, 1998 (the "Closing Interest"). The Partnership shall utilize the proceeds of the Credit Facilities (as herein defined) to pay the Graham Redemption Value and, if applicable, the Closing Interest. The Graham Redemption Value and the Closing Interest, if applicable, shall be allocated among the Graham Partners in accordance with instructions to be provided by the Graham Partners at least two business days prior to Closing. On the Closing Date, the Graham Redemption Value and, if applicable, the Closing Interest shall be paid by the Partnership by wire transfer of immediately available funds pursuant to instructions previously given by the Graham Partners to the Partnership for that purpose.

          (c) Purchase of Partner Interests by Investors. Immediately following the partial redemption pursuant to Section 1.1(b), Investor GP shall purchase from GP Corp a general partner interest of the Partnership and shall purchase from the other Graham Partners a limited partner interest of the Partnership, whereupon such limited partner interest shall be converted into a general partner interest of the Partnership (such purchased general partner interest and converted limited partner interest are collectively referred to herein as the "Investor General Partner Interest") of the Partnership, and Investor LP shall purchase from the Graham Partners additional limited partner interests of the Partnership (the "Investor Limited Partner Interest"). The aggregate purchase price for the Investor General Partner Interest and the Investor Limited Partner Interest shall be $208.25 million, allocated among the Graham Partners in accordance with instruction to be provided by the Graham Partners at least two business days prior to Closing (subject to subparagraphs (d) and (f) below). On the Closing Date, the aforesaid payments by the Investors to purchase general and limited partner interests (collectively, the "Investor Purchase Payments") shall be paid to the Graham Partners by wire transfer of immediately available funds pursuant to instructions previously given by the Graham Partners to Investors for that purpose.

          (d) Post-Closing Ownership. Upon consummation of the transactions contemplated by this Section 1.1, the amount and value of the general and limited partner interests in the Partnership held by Investors and the Graham Partners shall be as set forth on Schedule 1.1(d) hereto.

          (e) Allocation of Fair Market Value and Tax Treatment. The parties hereto acknowledge that for tax purposes the fair market value of the Business as of the Closing shall equal the amount set forth on Schedule 1.1(e) hereto, and shall be allocated among the assets of the Partnership in accordance with Schedule 1.1(e) hereto. The parties shall mutually agree upon an allocation among specific assets within the groups of assets described in Schedule 1.1(e). The parties hereto agree to file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. This shall constitute an agreement among the parties hereto pursuant to Section 755 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. The parties shall treat the Redemption as a tax-free distribution to the Graham Partners. Upon sale, the Graham Partners shall recognize taxable gain equal to the sum of the proceeds payable by Investor GP and Investor LP, respectively, plus 85% of the liabilities of the Partnership less their basis in the Partnership. As the Partnership shall make a Section 754 election, the step-up in basis pursuant to Section 743 resulting from the sale shall inure solely to the benefit of Investor LP and Investor GP.

          (f) Allocation of Redemption and Purchase Amounts Among Graham Partners. Prior to the Closing Date, the Graham Partners may agree among themselves as to their respective limited partner interests in the Partnership that are to be redeemed by the Partnership, purchased by Investor GP and Investor LP or retained by each such Graham Partner, provided, however, that for each Graham Partner the ratio of the sales proceeds for such Partner pursuant to Section 1.1(c) to the redemption proceeds for such Partner pursuant to Section 1.1(b) shall be the same.

     1.2 Adjustments.

     (a) Closing Statement. (i) Not later than 30 days after the Closing Date, the Graham Partners shall prepare and deliver, or cause to be prepared and delivered, to the Investors, in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with the preparation of the Audited Financial Statements described in Section 3.7 hereof and otherwise subject to Schedule 1.2, a statement of Actual Net Income (as herein defined) for the period from November 3, 1997 to, but excluding, the Closing Date. Such statement prepared and determined as provided in this Section 1.2(a)(i) is referred to herein as the "Closing Statement." The Partnership and Investors shall cooperate fully with the preparation of the Closing Statement and use best efforts to cause their respective affiliates to so cooperate. For the purposes of this Agreement, "Actual Net Income" shall mean the net income of the Partnership on a pro forma basis (after giving effect to the contributions by DCG, Family Growth, GP Corp and Recycling to the Partnership or any of its Subsidiaries pursuant to Sections 5.19 and 5.18 prepared under a pooling of interests method of accounting) using accounting policies in accordance with GAAP consistent with those used in preparation of the Audited Financial Statements, and applied consistently throughout the period, after giving effect to the matters set forth on Part I of Schedule 1.2 and after giving no effect to the matters set forth on Part II of Schedule 1.2, but excluding to the extent otherwise included in such Actual Net Income (i) income or charges outside the ordinary course of business, (ii) any Settlement Cost (as defined in Section 5.24(c)), (iii) items of income and expense recorded during the period from November 3, 1997 up to but excluding the Closing Date and where such items are related to events, occurrences or circumstances existing for the periods prior to November 3, 1997, and (iv) items of income and expense related to the recapitalization, redemption and purchase transactions contemplated by this Agreement.

     (ii) The Investors shall have 30 days to review the Closing Statement after receipt thereof. Unless the Investors deliver written notice to Graham Partners on or prior to the 30th day after their receipt of the Closing Statement of their objection to the Closing Statement and specifying in reasonable detail all disputed items and the reason therefor, the Investors shall be deemed to have accepted and agreed to the Closing Statement. If the Investors so notify Graham Partners of their objection to the Closing Statement, Graham Partners and the Investors shall, within 30 days of such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

     (iii) If, at the conclusion of the Resolution Period, any amounts remain in dispute, then all such amounts remaining in dispute shall be submitted to one of the "big six" accounting firms which shall be mutually agreeable to the Graham Partners and the Investors (the "Neutral Auditor"). All fees and expenses relating to the work to be performed by the Neutral Auditor shall be borne 50% by the Investors and 50% by the Graham Partners. The Neutral Auditor shall determine, on the basis stipulated in this Agreement and based solely on presentations by or on behalf of the Investors and Graham Partners, and not by independent review, only those issues still in dispute. The respective presentations by or on behalf of the Investors and the Graham Partners shall be submitted to the Neutral Auditor within 15 days of the appointment of the Neutral Auditor. The Neutral Auditor's determination shall be made within 15 days of the final submission as provided above. The determination of the Neutral Auditor shall be set forth in a written statement delivered to the Investors and the Graham Partners and shall be final, binding and conclusive. The term "Final Statement" shall mean the definitive Closing Statement deemed to be accepted and agreed by the Investors or agreed to by the Graham Partners and the Investors in accordance with Section 1.2(a)(ii) or the definitive Closing Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.2(a)(iii) (in addition to those items theretofore agreed to by the Investors and the Graham Partners).

     (b) Post-Closing Adjustment. If the Actual Net Income for the period from November 3, 1997 to, but excluding, the Closing Date as set forth in the Final Statement as provided herein is less than $0, then the Graham Partners, jointly and severally, shall pay to the Partnership an amount equal to such deficiency. Any payment pursuant to this Section shall be made within five business days following receipt by the parties of the Final Statement. Payments made pursuant to this Section 1.2(b) shall be made by wire transfer of immediately available funds to an account or accounts designated by the Partnership.

     (c) Post-Closing Graham Tax Adjustment. The Graham Partners shall be entitled to distributions to cover the Graham Partners' federal and state income tax liabilities calculated as the product of the taxable income of the Partnership allocated to the Graham Partners (for the tax years ending December 31, 1997 and for the 1998 tax year ending on the Closing Date) times the highest combined marginal individual federal and state income tax rate applicable to Partnership taxable income (the "Tax Distributions"). Within five business days following receipt by the parties of the Final Statement:

          (i) the Partnership shall distribute to the Graham Partners the excess, if any, of Tax Distributions (as calculated above) over any prior distributions made to the Graham Partners with respect to taxes (for the tax years ending December 31, 1997 and for the 1998 tax year ending on the Closing Date); and

          (ii) the Graham Partners shall contribute to the Partnership the excess, if any, of prior distributions made to the Graham Partners with respect to taxes (for the tax years ending December 31, 1997 and for the 1998 tax year ending on the Closing Date) over the Tax Distributions (as calculated above).

For purposes of the calculation of Tax Distributions, taxable income for the 1998 tax year ending on the Closing Date shall not be reduced by the Closing Payments to management that are to be made immediately prior to Closing in connection with the transactions contemplated herein, as set forth in Part I of
Schedule 3.18.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE GRAHAM
           PARTNERS

     Certain information relating to the representations and warranties of the Graham Partners and the Partnership contained in this Section 2 and Section 3 of this Agreement is set forth in disclosure schedules hereto (the "Disclosure Schedules") prepared by the Partnership and delivered to the Investors pursuant to this Agreement as of the date hereof. The disclosures in the Disclosure Schedules shall relate only to the representations and warranties to which they expressly refer and shall be deemed to be representations and warranties as if made hereunder. All capitalized terms used in the Disclosure Schedules have the definitions specified in this Agreement. Disclosure of a matter or a document in the Disclosure Schedules shall not be deemed to be an acknowledgement that such matter is material, would have a Material Adverse Effect (as herein defined), or is outside the ordinary course of business of the Partnership or the Subsidiaries. The Graham Partners and the Partnership may supplement the Disclosure Schedules from time to time subject to and in accordance with Section 5.5(b) of this Agreement, and from and after any such supplement the term "Disclosure Schedules" as used in this Agreement shall mean the Disclosure Schedules as so supplemented. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any event, condition or contingency that has had or is reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, profits or condition (financial or otherwise) of the Partnership and the Subsidiaries (as defined herein) taken as a whole (after giving effect to the contributions under Sections 5.18 and 5.19).

Each of the Graham Partners, jointly and severally, hereby represents and warrants to the Investors as follows:

     2.1 Organization and Good Standing. Each of the Graham Partners that is an entity is validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to carry on its business as presently conducted.

     2.2 Power and Authorization. Each of the Graham Partners has full legal right, power and authority to enter into and perform its obligations under this Agreement and all other agreements and documents (the "Partner Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by each of the Graham Partners of this Agreement and the Partner Transaction Documents have been duly authorized by all necessary action on the part of each of the Graham Partners. This Agreement has been duly and validly executed and delivered by the Graham Partners and constitutes the legal, valid and binding obligation of the Graham Partners, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally and except that enforceability of the obligations of the Graham Partners under this Agreement is subject to the application of equitable principles and the availability of equitable remedies in any proceeding, whether at law or in equity. When executed and delivered as contemplated herein, each of the Partner Transaction Documents to which a Graham Partner is a party shall constitute the legal, valid and binding obligation of each of the Graham Partners, as applicable, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally and except that enforceability of the obligations of the Graham Partners under the Partner Transaction Documents is subject to the application of equitable principles and the availability of equitable remedies in any proceeding, whether at law or in equity.

     2.3 No Conflict. The execution, delivery and performance of this Agreement and the Partner Transaction Documents by each of the Graham Partners do not and will not violate or result in the breach of any material term, condition or provision of, or require the consent of any other person which has not been obtained under: (a) any material law, ordinance or governmental rule or regulation to which such Graham Partner is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to such Graham Partner, (c) the certificate of incorporation, the certificate of limited partnership or other organizational documents of such Graham Partner, if applicable, or (d) any material contract, agreement or commitment to which such Graham Partner is a party or by which any material asset of such Graham Partner is bound.

     2.4 Title.

     (a) Each of the Graham Partners owns the partner interests in the Partnership and the Subsidiaries ascribed to it in Schedule 2.4 pursuant to Sections 3.1 and 3.4(b) hereof, beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other encumbrance (collectively, "Encumbrances"), except for the restrictions on the transferability of the limited partner interests in the Partnership pursuant to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated February 28, 1994.

     (b) DCG (or an entity controlled by DCG) has insurable title in fee simple (insurable at reasonable rates) to the DCG Real Estate free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance, except for (i) liens for current taxes, assessments and governmental charges and levies not yet due and payable; and
(ii) such easements and restrictions, if any, as do not materially detract from the value or marketability of the property subject thereto and do not materially interfere with the current use of such property. To the knowledge of DCG, no building or structure included in the DCG Real Estate, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned by others, and DCG has not received any notice of any claim or charge that the DCG Real Estate is or within the last two (2) years has been in violation of or in default under any such restrictive covenant. No condemnation proceeding is pending or, to the knowledge of DCG, threatened, with respect to any of the DCG Real Estate. Except as set forth in this Agreement, there are no lease agreements, purchase agreements, rights of first refusal, options or other agreements or commitments in effect conveying to any person or entity any rights with respect to the DCG Real Estate.

     2.5 Litigation. There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of each of the Graham Partners, threatened against the Graham Partners that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of the Graham Partners to enter into or perform their respective obligations under this Agreement or any of the other agreements or instruments contemplated hereby. The Graham Partners have not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby, except pursuant to the HSR Act.

     2.6 DCG Control. All ownership interests in all of the Graham Partners are held directly or indirectly by DCG or trusts established for the primary benefit of his children, and each of the Graham Partners is under the unilateral control of DCG.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

     The Partnership hereby represents and warrants to the Investors, except as set forth in the Disclosure Schedules, as follows:

     3.1 Organization. The Partnership is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all necessary power and authority to carry on its business as presently conducted and to own and lease the assets which it owns and leases. All of the outstanding beneficial interests of the Partnership are owned of record by the Graham Partners as set forth in Schedule 1.1(c) hereto.

     3.2 Power and Authorization. The Partnership and Opco have full legal right, power and authority to enter into and perform their obligations under this Agreement and the Borrowings, as applicable (the transactions contemplated hereby and in connection with the Borrowings, the "Transactions") and all other agreements and documents (the "Graham Transaction Documents") required to be delivered by it in connection with the Transactions prior to or at the Closing. The execution, delivery and performance by the Partnership of this Agreement and the Graham Transaction Documents have been duly authorized by all necessary Partnership action. This Agreement has been duly and validly executed and delivered by the Partnership and constitutes the legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally and except that enforceability of the obligations of the Partnership under this Agreement is subject to the application of equitable principles and the availability of equitable remedies in any proceeding, whether at law or in equity. When executed and delivered as contemplated herein, each of the Graham Transaction Documents to which the Partnership is a party thereto shall constitute the legal, valid and binding obligation of the Partnership enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally and except that enforceability of the obligations of the Partnership under the Graham Transaction Documents is subject to the application of equitable principles and the availability of equitable remedies in any proceeding, whether at law or in equity.

     3.3 No Conflict.

     (a) Except as caused or required by the Opco Contribution, the execution, delivery and performance of this Agreement and the Graham Transaction Documents by the Partnership and the Graham Partners do not and will not violate or result in the breach of any material term, condition or provision of, result in the acceleration (whether after the giving of notice or lapse of time or both) of any material obligation under, permit the termination of, or require the consent of any other person which has not been obtained under, or result in the creation of any material Encumbrance upon the assets of the Partnership or its Subsidiaries under: (i) any material law, ordinance or governmental rule or regulation to which the Partnership or any Subsidiary is subject; (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Partnership or any Subsidiary; (iii) the certificate of limited partnership or other organizational documents of the Partnership or any Subsidiary; or (iv) any material contract, agreement or commitment to which the Partnership or any Subsidiary is a party or by which any material asset of the Partnership or any Subsidiary is bound.

     (b) No consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality are required to be given or made by the Graham Partners, the Partnership or any Subsidiary in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than in accordance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and such as have been obtained or made.

     3.4 Subsidiaries.

     (a) Schedule 3.4(a) separately identifies each subsidiary of the Partnership (the "Subsidiaries") and the jurisdiction of organization and the type of legal entity thereof. Each Subsidiary is validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to carry on its business as presently conducted, and to own or lease the assets which it owns or leases. Each Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction identified in Schedule 3.4(a).

     (b) The authorized, issued and outstanding capital stock and other beneficial interests of each Subsidiary and the record and beneficial ownership thereof are set forth in Schedule 3.4(b). Except as required under applicable law with respect to foreign Subsidiaries, as set forth on Schedule 3.4(b), no person has any preemptive or other rights with respect to any such capital stock or beneficial interests and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, voting, conversion, registration, sale or transfer of any such capital stock or beneficial interests. All of the issued and outstanding shares of capital stock or other beneficial interests of each Subsidiary have been duly authorized by such Subsidiary and are validly issued and outstanding, fully paid and non-assessable.

     3.5 Compliance with Laws. The Partnership and the Subsidiaries are, and within all applicable statutes of limitations periods have been, in compliance in all material respects with all laws, ordinances or governmental or regulatory rules or regulations (including, without limitation, environmental laws), whether federal, foreign, state, provincial or local, (collectively, "Laws"). The Partnership and the Subsidiaries own, hold, possess or lawfully use in the operation of the Business all material franchises, licenses, permits, easements, rights, registrations and other authorizations which are necessary for them to conduct the Business (collectively, "Authorizations"). Neither the Partnership nor any Subsidiary is in default, nor has it received any notice of any claim of default, with respect to any such Authorization.

     3.6 Litigation. There are no material claims, actions, suits, proceedings (arbitration or otherwise) or, to the knowledge of the Partnership, investigations involving or affecting the Partnership or the Subsidiaries before or by any court, government, governmental agency or instrumentality, or before an arbitrator other than as set forth in Schedule 3.6. Other than with respect to the litigation set forth in Part I of Schedule 3.6, the matters set forth in
Schedule 3.6, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the Partnership's knowledge, (i) no such claim, action, suit, proceeding or investigation is presently threatened or contemplated, and (ii) there are no facts which could reasonably serve as a basis for any such claim, action, suit, proceeding or investigation. Neither the Partnership nor any Graham Partner is a party to or, to their knowledge, materially and adversely affected by, any writ, order, injunction or decree of any court, government, governmental agency or instrumentality.

     3.7 Financial Statements.

     (a) Schedule 3.7(a) includes: (i) the consolidated balance sheets of the Partnership and the Subsidiaries as at December 31, 1996 (the "1996 Balance Sheet") and as at December 31, 1994 and 1995, and the related consolidated statements of income and cash flows for each of the fiscal years then ended, together with the reports thereon of Ernst & Young LLP, independent public accountants, and all applicable notes thereto (collectively, the "Audited Financial Statements"); and (ii) an unaudited consolidated balance sheet of the Partnership and the Subsidiaries as of November 2, 1997 (the "Interim Balance Sheet") and the related unaudited historic consolidated statements of income and cash flow for the ten months then ended (collectively, the "Interim Financial Statements"). (The Audited Financial Statements and the Interim Financial Statements are collectively referred to as the "Financial Statements"). The Financial Statements present fairly the financial position, results of operations and cash flows of the Partnership for the periods and dates covered thereby and, except as disclosed in the Financial Statements, have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Financial Statements, to (y) recurring year-end adjustments normal in nature and amount and the absence of notes, and (z) management's best estimates of accruals and adjustments applied on a basis consistent with management's past preparation of interim financial statements. The 1996 Balance Sheet and the Interim Balance Sheet fairly reflect reserves, accruals or other appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of the Partnership and the Subsidiaries as of the respective dates thereof required to be accrued by GAAP, including, without limitation, those with respect to warranty claims, bad debts, unsaleable inventories, product returns, distributions related to partners' income tax liabilities, salaries, vacation pay and other accrued compensation, sales allowances and resin pricing adjustments.

     (b) The 1996 Balance Sheet (or the notes thereto) and the Interim Balance Sheet fairly reflect all material liabilities of the Partnership and the consolidated Subsidiaries, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet prepared in accordance with GAAP. Except as identified in the notes to the 1996 Balance Sheet or in Schedule 3.7(b), neither the Partnership nor the Subsidiaries have any liabilities or obligations (whether accrued, absolute, fixed or contingent) of a nature required to be disclosed by GAAP, either in a balance sheet or the notes thereto, that are not reflected on the Interim Balance Sheet, except for liabilities (within the meaning of GAAP) which have been incurred since the date thereof in the ordinary course of business consistent in nature and amount with past practice.

     (c) The Interim Balance Sheet accurately reflects the cash, cash equivalents and short-term investments, indebtedness for borrowed money (including capitalized lease obligations) and accrued interest of the Partnership and its Subsidiaries as of November 2, 1997, prepared in accordance with GAAP applied on a basis consistent with the preparation of the Audited Financial Statements. For purposes of this Agreement, "Net Borrowing Amount" shall mean indebtedness for borrowed money (including capitalized lease obligations), plus accrued interest, less cash, cash equivalents and short-term investments, in each case of the Partnership and its Subsidiaries as of November 2, 1997, determined in accordance with GAAP applied on a basis consistent with the preparation of the Audited Financial Statements.

     3.8 Inventory. The inventory of the Partnership and the Subsidiaries, except for obsolete items and items of below standard quality, all of which have been written off or written down to their net realizable value on the books and records of the Partnership, is usable and saleable in all material respects in the ordinary course of business.

     3.9 Real Property.

     (a) Schedule 3.9 lists each interest in real property owned or leased by the Partnership and the Subsidiaries and used in the Business (including the DCG Real Estate (as herein defined)), including the location thereof (collectively, the "Premises"). Except as reflected in the Interim Balance Sheet, the Partnership and the Subsidiaries have insurable title in fee simple (insurable at reasonable rates) to the Premises owned by them, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance except for: (i) liens for current taxes, assessments and governmental charges and levies not yet due and payable; and
(ii) such easements and restrictions, if any, as do not materially detract from the value or marketability of the property subject thereto and do not materially interfere with the current use of such property. To the knowledge of the Partnership, no building or structure included in the Premises, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned by others, and the Partnership has not received any notice of any claim or charge that the Partnership or a Subsidiary is or within the last two (2) years has been in violation of or in default under any such restrictive covenant, other instruments of record, agreements affecting real property or Law. No condemnation proceeding is pending or, to the knowledge of the Partnership, threatened, with respect to any of the Premises. There are no lease agreements, purchase agreements, rights of first refusal, options or other agreements or commitments of the Partnership in effect conveying to any person or entity any rights of the Partnership with respect to the Premises.

     (b) Schedule 3.9 further contains a complete and correct list of all material documents related to the Partnership's leased property, including any and all amendments and modifications. A true, correct and complete set of said documents has been made available to the Investors. Each lease identified in
Schedule 3.9 grants the lessee under the lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or encumbrance except for: (i) liens for current taxes, assessments and governmental charges and levies not yet due and payable, and (ii) such easements and restrictions, if any, as do not materially detract from the value or marketability of the property subject thereto and do not materially interfere with the current use for such property. Each of the leases at the Premises vests good and valid interests in the Partnership or its Subsidiaries and each is in full force and effect and no notice of default has been received thereunder for which the default has not been cured.

     (c) The Premises constitute all the fee, leasehold and other interests in real property held by the Partnership and the Subsidiaries, and constitute all of the fee, leasehold and other interests in real property necessary for the conduct of, or otherwise material to , the Business as it is currently conducted.

     3.10 List of Properties, Contracts, etc. Schedule 3.10 lists or adequately describes the following:

     (a) Each vehicle, item of machinery, equipment and other tangible asset (other than real property) relating to the Business and owned, leased, used or held by the Partnership or any Subsidiary which is capitalized or, if not currently capitalized, was capitalized and written off the books, as of the date indicated in Schedule 3.10(a) and had an original cost in excess of $100,000, on the Partnership's consolidated financial statements;

     (b) Each Authorization;

     (c) Each (i) registered fictitious business name, registered trademark, registered service mark and any applications for the foregoing, (ii) patent, patent right and patent application, and (iii) registered copyright in published and material unpublished works, computer programs and software (the items referred to in clauses (i)-(iii) above, together with all other intellectual property rights, are collectively referred to herein as "Intellectual Property"), and (iv) license and permit issued or granted by any person relating to any of the foregoing; in each case owned, leased, used or held by, granted to or licensed by the Partnership or any Subsidiary and related to the Business as either licensor or licensee, together with all other interests therein granted by the Partnership or any Subsidiary to any other person;

     (d) Except as otherwise described in this Agreement, each outstanding loan or advance (which shall not be deemed to include advances in the ordinary course of business related to expenses to be reimbursed by Affiliates) made (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by the Partnership or any Subsidiary to any director, officer, employee or shareholder of the Partnership or any Subsidiary;

     (e) Except as otherwise described in this Agreement and the agreements to be executed and delivered at or prior to Closing pursuant hereto, each contract, agreement or commitment which restricts or purports to restrict any business activities or freedom of the Partnership or any Subsidiary to engage in the manufacture, assembly, design, distribution or marketing for sale of rigid plastic containers for the packaging of consumer products less than ten liters in volume;

     (f) Each material contract, agreement or commitment to which the Partnership or any Subsidiary is a party or is otherwise bound providing for payments (contingent or otherwise) to or by any person or entity based on sales, purchases or profits, other than payments for goods and purchase orders, and each other agreement, contract or commitment to which the Partnership or any Subsidiary is a party or by which it or any of its assets are otherwise bound
(i) which involves aggregate payments or receipts in excess of $1,000,000 per annum and (ii) which is not terminable by the Partnership or such Subsidiary without payment of penalty or premium on less than sixty (60) days' notice;

     (g) Each material policy and binder of insurance (including, without limitation, property, casualty, liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements), owned by or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, the Partnership or any Subsidiary;

     (h) Each note, debt instrument, other evidence of indebtedness, letter of credit and guaranty issued by or for the benefit of the Partnership or any Subsidiary which involves an outstanding commitment of at least $1,000,000;

     (i) Each open purchase order relating to purchases by the Partnership or any Subsidiary of more than $1,000,000; and

     (j) All material commitments or understandings pursuant to which the Partnership or any Subsidiary has any obligation to any customer to buy back non-defective products (whether or not products of the Partnership or any Subsidiary) owned or held by such customer which are not included in the Interim Balance Sheet.

     3.11 Contracts. Except for the transactions contemplated by this Agreement, no condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Partnership or any Subsidiary or, to the Partnership's knowledge, any other party thereto under, or result in a right in termination of, any contract or agreement identified in Schedule 3.10.

     3.12 Insurance. With respect to all insurance policies identified in
Schedule 3.10(g), all premiums due thereon have been paid and the Partnership and the Subsidiaries have complied in all material respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage. All material properties of the Partnership and the Subsidiaries are covered by insurance in customary scope and amount of coverage.

     3.13 Tangible Personal Assets. On November 2, 1997, the Partnership and the Subsidiaries had and, except with respect to tangible personal assets disposed of or acquired in the ordinary course of business and consistent with past practice since such date, the Partnership and the Subsidiaries now have, good and valid title to, or holds by valid and existing lease or license, all the tangible personal assets reflected as assets of the Partnership and the Subsidiaries on the Interim Balance Sheet or which would have been reflected on the Interim Balance Sheet if acquired prior to such date, free and clear of all Encumbrances of any nature except for: (i) Encumbrances which secure indebtedness or obligations which are properly reflected on the Interim Balance Sheet; (ii) liens for Taxes not yet payable or being contested in good faith;
(iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such disposal of assets or imperfections of title and Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect. Giving effect to the contributions of assets anticipated under Section 5.18 and 5.19, the Partnership and the Subsidiaries own, or have valid leasehold interests in, all material tangible assets necessary to conduct the Business as conducted on the date of this Agreement.

     3.14 Intellectual Property. The Partnership and/or the Subsidiaries are the owners or have the perpetual right to use without consideration, all material Intellectual Property, free and clear of any lien, security interest, restriction, encumbrance, adverse court order or judgment or, to the Partnership's knowledge, other adverse claim. Except as disclosed in Schedule 3.10, neither the Partnership nor the Subsidiaries have granted or licensed to any person, other than their Affiliates, any rights with respect to any of their Intellectual Property. No claim is pending, or, to the Partnership's knowledge, threatened, alleging that any of the products manufactured or sold by the Partnership or the Subsidiaries nor any processes or Intellectual Property owned or used by the Partnership or the Subsidiaries infringe or are alleged to infringe any trademark, copyright, patent or other proprietary right of any person, and, to the Partnership's knowledge, no other person is infringing the material Intellectual Property. The Partnership and its Subsidiaries have taken reasonable efforts to protect, maintain and safeguard their material Intellectual Property and the confidentiality thereof, including without limitation any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity.

     3.15 Customers and Suppliers. No customer that accounted for more than of 2% of the consolidated sales of the Partnership and the Subsidiaries since December 31, 1996 has terminated or materially reduced or has given notice that it intends to terminate or materially reduce the amount of business (measured in terms of resin throughput) done with the Partnership and the Subsidiaries. No supplier or vendor that accounted for more than 2% of the consolidated purchases of the Partnership and the Subsidiaries since December 31, 1996 has terminated or materially reduced or has given notice that it intends to terminate or materially reduce the amount of business done with the Partnership and the Subsidiaries (other than with respect to reductions in equipment sales to the Partnership or Subsidiaries).

     3.16 Taxes. All federal, state, local and foreign tax returns and tax, duty and value added statements and reports (or extensions relating thereto) required to be filed by the Partnership and the Subsidiaries, including, without limitation, those relating to or affecting the Business, have been filed on a timely basis, when initially due or when due upon grant of an extension, with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all such returns, statements, and reports were true and correct in all material respects when filed. All federal, state, local and foreign income, duties, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, value added and other taxes (including interest and penalties) (collectively, "Taxes") due from the Partnership and the Subsidiaries, including, without limitation, those relating to the Business, have been fully and timely paid when initially due or when due upon grant of an extension, except to the extent not yet due and payable. There are no levies, liens, or other encumbrances existing, threatened or pending with respect to any Partnership or Subsidiary asset relating to any Taxes except for any liens for taxes not yet due and payable. Schedule 3.16 lists all federal, state, local and foreign income and franchise tax returns of, or covering, the Partnership and the Subsidiaries which have been examined or which are currently under examination by the Internal Revenue Service or by other appropriate taxing authorities within the last three years, and, except as and to the extent provided for on the 1996 Balance Sheet, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against the Partnership or any Subsidiary or otherwise affecting any of its assets.

     3.17 Labor Matters. The Partnership and the Subsidiaries are not parties to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Partnership's or the Subsidiaries' employees, nor is any such contract or agreement presently being negotiated. There is no labor strike, slowdown, work stoppage, or lockout in effect affecting the Partnership and the Subsidiaries and the Partnership and the Subsidiaries have not experienced any such labor controversy since January 1, 1995. No material action, suit, complaint, charge, arbitration, inquiry proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Partnership's or the Subsidiaries' employees is pending or, to the knowledge of the Partnership, threatened against the Partnership or the Subsidiaries. Since January 1, 1995, the Partnership and the Subsidiaries have not closed any plant or facility, nor has the Partnership and the Subsidiaries planned or announced any such action or program for the future. The Partnership and the Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

     3.18 Employee Benefits.

     (a) Schedule 3.18 identifies each employee pension benefit plan ("Pension Plan"), as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare benefit plan ("Welfare Plan"), as defined in section 3(1) of ERISA, qualified deferred compensation plan, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining and all other material employee benefit plans, agreements, programs, policies or arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, maintained by or on behalf of the Partnership or an ERISA Affiliate (as hereinafter defined) and under which any employee or former employee of the Partnership or its Subsidiaries has any present or future right to benefits or under which the Partnership or its Subsidiaries have any present or future liabilities (collectively, "Employee Benefit Plans").

     (b) Neither the Partnership nor any ERISA Affiliate has incurred any material liability under any provision of ERISA or other applicable Law relating to any Employee Benefit Plan. Each Employee Benefit Plan has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable Laws.

     (c) There are no inquiries or proceedings regarding a material amount of assets pending or threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or by any participant or beneficiary, with respect to any Employee Benefit Plan.

     (d) Neither the Partnership nor any entity under common control with the Partnership within the meaning of Section 414(b), 414(c), 414(m), or 414(o) of the Code, or section 4001(b) of ERISA (an "ERISA Affiliate") has, since September 2, 1974, contributed or been required to contribute to any multiemployer plan, as defined in section 3(37) of ERISA ("Multiemployer Plan").

     (e) With respect to each Employee Benefit Plan, the Partnership has delivered to the Investors a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description or other written communications (or a description of any oral communications) by the Partnership or its ERISA Affiliates to their employees concerning the extent of the benefits provided under any Employee Benefit Plan; and (iv) for the three most recent years, to the extent applicable (A) the Form 5500 and attached schedules, (B) actuarial valuation reports and (C) attorney's response to an auditor's request for information.

     (f) Each Employee Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. No event has occurred and no condition exists that would subject the Partnership or its ERISA Affiliates, either directly or by reason of their affiliation, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. For each Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. No "reportable event" (as such term is defined in ERISA section 4043) for which notice has not been waived by the regulations under such section "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred that would be reasonably likely to subject the Partnership or its ERISA Affiliates, either directly or by reason of their affiliation, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. No Employee Benefit Plan provides retiree welfare benefits and neither the Partnership nor its ERISA Affiliates have any obligations to provide any retiree welfare benefits.

     (g) With respect to each of the Employee Benefit Plans that is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Employee Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Employee Benefit Plan on an accrued and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

     (h) With respect to any Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no written or oral communication has been received from the PBGC in respect of any Employee Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

     (i) No Employee Benefit Plan exists that could result in the payment to any present or former employee of the Partnership or its ERISA Affiliates of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Partnership or its ERISA Affiliates as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

     3.19 Affiliate Agreements. Except for this Agreement and the agreements contemplated hereby, there are no material contracts, agreements or commitments between the Partnership or any Subsidiary, on the one hand, and any Graham Partner or any other of their Affiliates, on the other hand.

     3.20 Environmental Matters.

          (a) Except as set forth in Schedule 3.20:

               (i) To the knowledge of the Partnership and the Subsidiaries, there are no conditions at, on, beneath or originating from the Premises or any other location which would, or would reasonably be expected to, under any Environmental Law (as defined below), (A) give rise to liability of the Partnership or any Subsidiary or any entity for which the Partnership or any

          Subsidiary is or may be liable, or the imposition of a statutory lien at any of the Premises, or (B) require of the Partnership or any Subsidiary or any entity for which the Partnership or any Subsidiary is or may be liable, any "Response," "Removal" or "Remedial Action" (as those terms are defined below) or any other action, including without limitation reporting, monitoring, cleanup or contribution;

               (ii) To the knowledge of the Partnership, no Hazardous Substances are present at or have been used, handled, generated, processed, treated, stored, transported to or from, or released, discharged or disposed of by the Partnership or any Subsidiary or any third party at, on, or beneath, the Premises in material violation of, or in a manner that could reasonably be expected to result in material liability under, any Environmental Law;

               (iii) To the knowledge of the Partnership, during the ownership, use or lease of any real property which was, but is no longer, owned, used or leased to or by the Partnership or any Subsidiary or formerly owned subsidiaries (the "Former Real Property") no Hazardous Substances were present at or used, handled, generated, processed, treated, stored, transported to or from, or released, discharged or disposed of by the Partnership, any Subsidiary or any third party at, on, or beneath, the Former Real Property in material violation of any Environmental Law applicable at the time of such ownership, use or lease or that could reasonably be expected to result in material liability under any Environmental Law;

               (iv) To the knowledge of the Partnership, there are no aboveground or underground storage tanks or transformers containing or contaminated with PCBs on, at or beneath the Premises in violation of any Environmental Law; and during ownership, use or lease of the Former Real Property by the Partnership or any Subsidiary, there were no aboveground or underground storage tanks, or transformers containing or contaminated with PCBs on, at or beneath the Former Real Property in violation of any Environmental Law applicable at the time of such ownership use, or lease;

               (v) Neither the Partnership nor any Subsidiary has received written notice of:

                    (A) any claim, demand, investigation, enforcement, Response,
               Removal, Remedial Action, statutory lien or other governmental or regulatory action instituted or threatened against the Partnership, a Subsidiary, any entity for any matter with respect to which the Partnership or any Subsidiary is or may be liable, the Premises or any Former Real Property pursuant to any of the Environmental Laws;

                    (B) any claim, demand, investigation, suit or action, made or threatened by any person against the Partnership, a Subsidiary, any entity for any matter with respect to which the Partnership or any Subsidiary is or may be liable, the Premises or any Former Real Property relating to (1) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance or (2) any alleged violation of the Environmental Laws by the Partnership or a Subsidiary; or

                    (C) any communication to or from any governmental or
               regulatory agency arising out of or in connection with Hazardous Substances at, on, beneath, or originating from the Premises or any Former Real Property or any other location, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule for which the Partnership or any Subsidiary or any entity for which the Partnership or any Subsidiary is or may be liable.

          (b) True and complete copies of all Environmental Reports in the possession of the Partnership or any Subsidiaries have been provided to the Investors.

          (c) As used in this Agreement:

               (i) the term "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local, and foreign governments (and all other agencies thereof) concerning pollution or protection of the environment.

               (ii) The terms "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA").

     (iii) The term "Hazardous Substances" or "Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material or polychlorinated biphenyls; (B) defined, designated or listed as a "pollutant" or "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. ss.ss. 1317 and 1321 or
Section 101(14) of CERCLA, 42 U.S.C. ss. 9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. ss. 172.101; or (D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5) or any similar definitions, designations or listings of hazardous substances under the laws of any other governmental authority, including without limitation any foreign government.

     (iv) The term "Environmental Reports" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way affect the Partnership or any Subsidiary.

     3.21 Absence of Certain Changes and Events. Since the date of the 1996 Balance Sheet, the Partnership and the Subsidiaries have conducted the Business only in the usual and ordinary course consistent with past practice and there has not been any:

                    (i) declaration or payment of any distribution or payment in respect of the beneficial interests of the Partnership or any Subsidiary, other than any such paid entirely in cash with respect to partners' income tax liabilities;

                    (ii) material adverse change in the Business or any event, condition or contingency that would constitute a Material Adverse Effect;

                    (iii) settlement or compromise of any material litigation;

                    (iv) undertaking or consummation of any transaction with or payment of any fees or amounts to the Graham Partners or any of their Affiliates or to Viking Graham other than (A) payments in amounts consistent with past practice to Engineering, Capital or Viking Graham for services rendered in the ordinary course of business and (B) distributions for partners' income tax liabilities permitted under subparagraph (f) of Section 5.2;

                    (v) tax election or change in a tax election or the filing for any change in any material respect of any method of accounting with the Internal Revenue Service; or

                    (vi) to the Partnership's knowledge, change in any
               accounting policy, except as required by GAAP.

     3.22 Brokers. Except for Goldman, Sachs & Co. (the fees and expenses of which shall be borne by the Graham Partners), no person acting on behalf of the Partnership or its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from the Partnership or the Graham Partners in connection with any of the transactions contemplated by this Agreement.

     3.23 No Other Warranties. In connection with the transactions contemplated hereby, except as expressly set forth in this Section 3, THE PARTNERSHIP MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR STATUTORY, OF ANY NATURE WHATEVER WITH RESPECT TO THE PARTNERSHIP, THE SUBSIDIARIES OR THE BUSINESS.

     3.24 Partnership's Knowledge. For purposes of this Section 3, "to the Partnership's knowledge" or words of similar import shall be conclusively deemed to be only that knowledge actually possessed by those persons identified in
Schedule 3.24 hereto. The Partnership shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any person other than as set forth in the preceding sentence.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF INVESTORS

     Each Investor hereby represents and warrants to the Partnership and the Graham Partners as follows:

     4.1 Organization and Good Standing. Investor GP is a limited liability company and Investor LP is a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all necessary power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

     4.2 Power and Authorization. Each Investor has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Investor Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by each Investor of this Agreement and the Investor Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each Investor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally and except that enforceability of the obligations of Investor under this Agreement is subject to the application of equitable principles or the availability of equitable remedies in any proceeding, whether at law or in equity. When executed and delivered as contemplated herein, each of the Investor Transaction Documents shall constitute the legal, valid and binding obligation of each Investor, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally and except that enforceability of the obligations of Investor under the Investor Transaction Documents is subject to the application of equitable principles or the availability of equitable remedies in any proceeding, whether at law or in equity.

     4.3 No Conflicts.

     (a) The execution, delivery and performance of this Agreement and the Investor Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

          (i) violate or conflict with either Investor's certificate or articles of incorporation, bylaws or other organizational document, or any law binding upon each Investor; or

          (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement, contract, commitment or other obligation to which each Investor is a party.

     (b) No consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Investor in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than the requirements of the HSR Act and such as have been obtained or made.

     (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of each Investor, threatened against the Investors, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Investor to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Neither Investor has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby, except pursuant to the HSR Act.

     4.4 Brokers. Other than Salomon Smith Barney, no person acting on behalf of Investors or any of their Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.

     4.5 Financing. Investors have delivered to the Partnership a bank commitment letter and a bridge financing commitment letter, in each case attached hereto, (the "Commitment/Bridge Financing Letters") from Bankers Trust Company (in the case of the commitment letter) and its affiliate Bankers Trust New York Corporation (in the case of the bridge financing letter) (the "Lenders") to provide pursuant to the terms detailed in the Commitment/Bridge Financing Letters (i) long-term loans to Opco at Closing (the "Term Loan"), (ii) bridge loans to Opco at Closing (the "Opco Bridge Loans") and (iii) a bridge loan to the Partnership at Closing (the "Partnership Bridge Loan"), all of which (together with the equity contributions described in the last sentence of this paragraph) will enable the Partnership to consummate the transactions set forth in Section 1.1 hereof and to repay certain of Opco's and the Subsidiaries' financial debt pursuant to Section 5.11(c) hereof, and (iv) immediately available revolving credit facilities to Opco (the "Revolvers"). All of the above-described credit facilities shall be nonrecourse to the Graham Partners and the Investors. As of the date hereof, Investors have no reason to believe that all conditions precedent to the obligations of the Partnership, Opco and co-signing Subsidiaries and the Lenders contained therein or in the Commitment/Bridge Financing Letters will not be satisfied. Blackstone Capital Partners III Merchant Banking Fund L.P. (the "Fund") has received all approvals and authorizations necessary to (i) contribute to the Investors the equity to be utilized by the Investors to purchase from the Graham Partners interests in the Partnership, subject to the satisfaction of the other terms and conditions set forth in Section 6.1 here of (ii) provide additional commitments, if needed, pursuant to the terms of the Partnership Bridge Loan and (iii) to guarantee the obligations of the Investors pursuant to Section 9.2 hereof.

     4.6 Investigation and Evaluation.

     (a) Each Investor acknowledges that (i) the Investor and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary by Investor all books, records and other information with respect to the Partnership, the Subsidiaries and the Business, including without limitation the Financial Statements, (ii) the Investor has taken full responsibility for determining the scope of its investigations of the Partnership, the Subsidiaries and the Business, and for the manner in which such investigations have been conducted, and has examined the Partnership, the Subsidiaries and the Business to the Investor's full satisfaction, (iii) the Investor is fully capable of evaluating the adequacy and accuracy of the information and material obtained by the Investor in the course of such investigations, and (iv) except as otherwise provided in
Section 3 hereof, THE PARTNERSHIP AND THE GRAHAM PARTNERS ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, OF ANY NATURE WHATEVER WITH RESPECT TO THE PARTNERSHIP, THE SUBSIDIARIES OR THE BUSINESS.

     (b) Each Investor acknowledges that (i) the Investor has taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished by the Partnership, its affiliates or their representatives to the Investor in connection with the Investor's investigations of the Partnership, the Subsidiaries, and their businesses, assets and liabilities; (ii) there are uncertainties inherent in attempting to make projections and forecasts and render opinions, and the Investor is familiar with such uncertainties; and (iii) neither the Partnership nor any affiliate of the Partnership makes any representations or warranties concerning any such forecasts or projections.

     (c) Each Investor acknowledges that it has been advised by the Partnership that the Investor General Partner Interest and the Investor Limited Partner Interest (together, the "Partnership Interests") have not been registered under the Securities Act of 1933, as amended (the "Act"), that the Partnership Interests will be issued on the basis of the statutory exemption provided by
Section 4(2) of the Act and/or Regulation D promulgated thereunder ("Regulation D") relating to transactions by an issuer not involving a public offering, and that the Partnership's reliance thereon is based in part upon the representations made by the Investors in this Agreement. Each Investor acknowledges that it has been informed by the Partnership of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, each Investor agrees to be bound by the terms and conditions set forth in this Agreement and the Amended and Restated Partnership Agreement (as defined herein) and further agrees that no sale, assignment or transfer of the Partnership Interests shall be valid or effective, and the Partnership shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of the Partnership Interests is registered under the Act, it being understood that the Partnership has no obligation or intention to so register the Partnership Interests, (ii) the Partnership Interests are sold, assigned or transferred in accordance with the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the present time for the resale of the Partnership Interests and that there can be no assurance that Rule 144 will be available any time in the future, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Act.

     (d) Each Investor is an Accredited Investor, as that term is defined in Regulation D. The Partnership Interests will be acquired by it for its own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Act, and the rules and regulations thereunder, and such Investor will not distribute or transfer any part of the Partnership Interests in violation of the Act.

SECTION 5. ADDITIONAL AGREEMENTS AND COVENANTS

     5.1 Organization of Certain Entities; Contribution of Assets to Opco.

     (a) The Partnership shall organize or cause the organization of Opco GP, IPO Corp., Sub GP and Capital Corp.

     (b) The Partnership shall contribute, immediately prior to the Closing, all of its assets and liabilities to Opco, except that the Partnership shall not contribute to Opco its ownership interest in Opco GP and IPO Corp or such other assets as shall be specified by the Investors.

     5.2 Conduct of Business Pending Closing. Except as expressly provided in this Agreement (including, specifically, the Opco Contribution) or in Schedule
5.2 or as consented to in writing by Investors (and provided that nothing in this Section 5.2 shall prohibit or limit the Partnership in any respect from entering into or adopting the compensatory or other employee incentive agreements that are described in Part I of Schedule 3.18 hereto, and satisfying its obligations thereunder), between the date hereof and the Closing, the Partnership shall, and shall cause each Subsidiary to:

          (a) maintain its existence, pay and discharge its debts, liabilities and obligations as they become due, and operate its business solely in the ordinary course consistent with past practice and the provisions of this Agreement and in compliance in all material respects with all applicable laws and agreements to which it is bound;

          (b) maintain its facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

     (c) maintain its books and records in accordance with past practice and use all reasonable efforts to maintain in full force and effect all material insurance policies and binders;

     (d) use all reasonable efforts to preserve intact its present business organization and maintain its relations and goodwill with its suppliers, customers, employees and others having a business relationship with it;

     (e) not issue, repurchase or redeem or commit to issue, repurchase or redeem any partnership interests or shares of capital stock of the Partnership or any Subsidiary, any options or other rights to acquire such partnership interests or capital stock or any securities convertible into or exchangeable for such partnership interests or capital stock;

     (f) not, in the case of the Partnership or Opco, declare or pay any dividend on, or make any other distribution with respect to, outstanding partnership interests or capital stock of the Partnership and the Subsidiaries other than with respect to distributions for partners' income tax liabilities for the period prior to the Closing Date (excluding any deductions with respect to the payment of the Closing Payments set forth in Part I of Schedule 3.18);

     (g) not amend its charter or other organizational documents;

     (h) not assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation, other than between the Partnership and the Subsidiaries;

     (i) not waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;

     (j) not settle or compromise any material litigation;

     (k) not enter into, nor amend, any collective bargaining agreements;

     (l) not (i) increase the compensation or fringe benefits of any present or former director, officer or employee of the Partnership or its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) loan or advance any money or other property to any present or former director, officer or employee of the Partnership or its Subsidiaries, (iii) grant any severance or termination pay to any present or former director, officer or employee of the Partnership or its Subsidiaries, or
(iv) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement;

     (m) not undertake or consummate any transaction with or pay any fees or other amounts to the Graham Partners or any of their Affiliates or to Viking Graham other than (i) payments in amounts consistent with past practice to Graham Engineering, Graham Capital and Viking Graham for services rendered in the ordinary course of business and (ii) distributions for partners' income tax liabilities permitted under subparagraph (f) above;

     (n) not make, nor change, any tax elections prior to Closing or file for any change in any material respect any method of accounting with the Internal Revenue Service;

     (o) not, to the Partnership's knowledge, change any accounting policy, except as required by GAAP;

     (p) not merge with or into any other corporation or entity or, except in the ordinary course of business consistent with past practice, sell, assign, transfer, pledge or encumber any part of its assets;

     (q) not enter into, nor amend in any material respect, any contract, commitment, agreement or arrangement which requires payments by the Partnership or any of its Subsidiaries in excess of $5 million in any 12-month period, to the extent such contract, commitment, agreement or arrangement is not terminable within 60 days without payment of premium or penalty or is not in the ordinary course of business; provided that the foregoing shall not restrict the Partnership from entering into or amending contracts with respect to the purchase of resin and other materials or the sale of products, in each case in the ordinary course of business consistent with past practice; or

     (r) agree to do any of the foregoing.

     5.3 Access to Information; Confidentiality. Prior to the Closing, the Partnership shall, during ordinary business hours, give Investors and their authorized representatives, agents, advisors and financing sources reasonable access to all of its personnel, auditors, books, records, plants, offices and other facilities and properties, permit Investors to make such inspections thereof as Investors may reasonably request, and cause its officers and advisors to furnish Investors and financing sources with such financial, operating and other information regarding the Partnership's and each Subsidiary's business, agreements, commitments, liabilities, personnel and properties as Investors may reasonably request. Investors' access to the foregoing information must be coordinated through the senior management of the Partnership. Investors agree that when they exercise their rights under this Section 5.3, they will not unduly disrupt the business and operations of the Partnership and the Subsidiaries. Investors acknowledge that certain of the information which may be made available to them is proprietary and includes confidential information. Until the Closing, Investors shall hold such information in confidence in accordance with that certain agreement dated August 12, 1997 between Blackstone Management Partners III LLC and the Partnership with respect, inter alia, to the confidentiality of certain information (the "Confidentiality Agreement"). The Confidentiality Agreement is hereby incorporated herein by this reference and made a part hereof.

     5.4 Public Announcements; Certain Communications.

     (a) From and after the date hereof and after the Closing, except as and to the extent required by law based on the advice of their respective counsel, as the case may be, without the prior written consent of the other parties (which shall not be unreasonably withheld), no party hereto shall, and each will direct its representatives, advisors and financing sources not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the material terms, conditions or other aspects of, the transactions (other than the Borrowings) contemplated hereby other than to limited partners of the Fund and its Affiliates and the banks or other lenders in the Borrowings (including to all of their respective advisers); provided that nothing in this Agreement shall prohibit the disclosure of any information which has been previously publicly disclosed in accordance with this Section 5.4(a) (through a press release or other broad public dissemination) by any party hereto or any of its Affiliates. In the event any party determines that it is required by law, regulation or legal or judicial process to make any such public comment, statement or communication, such party shall advise the other parties of that fact as soon as reasonably practicable so that, to the extent feasible and desired by the other parties, such public comment, statement or other communication can be made jointly by the parties. Notwithstanding anything in this Section 5.4(a) to the contrary, Investors will be permitted to undertake customary marketing activities associated with the Borrowings and the offering by the Partnership and Opco of public and/or private debt securities to provide financings for the Redemption and Repayment or to replace all or a portion of the Credit Facilities (as herein defined). It is understood that this Agreement will become publicly available in connection with the anticipated registration of securities of the Partnership and Opco, and it is agreed that any filing in connection with such registration shall not be made prior to 90 days after the Closing (or if such day is not a business day, the next preceding business day).

     (b) Notwithstanding anything in this Section 5.4 to the contrary, except as otherwise provided in Section 5.3 hereof or pursuant to the Partnership's prior written consent, at no time prior to the Closing shall any Investor directly or indirectly contact or engage in any discussion or other communication with (i) any employee, consultant, customer or supplier of the Partnership, any Graham Partner or any of their Affiliates or (ii) any other person or entity which Investor knows or believes to be in an actual or prospective business relationship with the Partnership or any Graham Partner, in either case for the purpose of discussing any matter related to the Partnership, any Graham Partner or the Business.

     5.5 Notification of Certain Matters.

     (a) Certain Events. The Partnership shall give prompt notice to Investors, and Investors shall give prompt notice to the Partnership, of (i) any material failure of the Partnership, any Graham Partner or any Investor, as the case may be, or any partner, officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings pending or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Partnership or any Investor, as the case may be, or any of the transactions contemplated by this Agreement.

     (b) Update of Disclosure Schedules. (i) In the event the Partnership or any Graham Partner discovers any matter which would cause any of the representations and warranties made herein by the Partnership or any Graham Partner to become inaccurate or untrue in any material respect as of the date of this Agreement assuming solely for this purpose that the Partnership and the Graham Partners had knowledge thereof as of the date of this Agreement (a "Discovery"), or if any developments should occur between the date of this Agreement and the Closing Date which, had they occurred before the date of this Agreement, would have caused any representation or warranty made by the Partnership or any Graham Partner herein to be inaccurate or untrue in any material respect as of the date of this Agreement or which would (but for the provisions of subparagraph (ii) below) cause any such representation or warranty to be inaccurate or untrue in any material respect as of the Closing Date (in each such case, a "Development"), then the Partnership and such Graham Partner shall, subject to subparagraph (ii) below with respect to Discoveries, supplement the Disclosure Schedules in reasonable detail and specificity to disclose such Discovery or Development upon notice to the Investors in accordance with Section 11.2 of this Agreement.

     (ii) With respect to a supplement to the Disclosure Schedules relating to a Discovery, if requested by Investors in writing within ten business days of notice of the proposed supplement, the Partnership and/or the Graham Partners and Investors shall meet and discuss any such proposed supplement. If Investors accept such proposed supplement or the

Investors do not make a request to meet with the Partnership and/or the Graham Partners within ten business days of Investors' receipt of their notice of such a proposed supplement to the Disclosure Schedules, then the Discovery described in such notice shall be deemed to be incorporated into and to become a part of the Disclosure Schedules as of the date of this Agreement. If the Investors reject such proposed supplement or request a meeting and do not thereafter accept such proposed supplement, then such Discovery shall not be deemed to be incorporated into or to become part of the Disclosure Schedules. No approval is required of the Investors for any supplement to the Disclosure Schedules for a Development, and the Development described in the notice thereof in accordance with subparagraph (i) above shall be deemed to be incorporated into and to become a part of the Disclosure Schedules as of the date of this Agreement.

     (iii) With respect to any Discovery or Development of which the Investors become aware, the Investors shall notify the Partnership and the Graham Partners within two business days of receiving the supplement in respect of such Discovery or Development if the Investors believe that such Discovery or Development (together with all other Developments and all Discoveries not accepted for inclusion in the Disclosure Schedules) (A) constitutes a Material Adverse Effect or (B) might constitute a Material Adverse Effect and the Investors desire additional information to determine if such Discovery or Development (together with all other Developments and all Discoveries not accepted for inclusion in the Disclosure Schedules) constitute(s) a Material Adverse Effect, in which latter case the Graham Partners and the Partnership shall reasonably comply with any reasonable requests (within two business days thereof to the extent such information is reasonably available) of the Investors for information germane to their assessment as to whether a Material Adverse Effect has occurred. In the case of a notice described in clause (B) above, the Investors shall notify the Graham Partners and the Partnership in writing by no later than the fifth (5th) business day following the notice described in clause
(B) above as to whether or not the Investors believe that a Material Adverse Effect has occurred. In the case of a notice delivered pursuant to clause (A) or
(B) above, the Graham Partners and the Investors shall discuss the relevant Discovery or Discoveries or Development(s). In the event the Investors have notified the Graham Partners and the Partnership that they believe that a Material Adverse Effect has occurred, the parties shall discuss in good faith whether the parties shall proceed with the transactions contemplated by this Agreement on the terms of this Agreement or other terms mutually agreeable to the parties hereto. In a case described in the immediate preceding sentence, if the parties do not agree to proceed with the transactions contemplated by this Agreement on the terms contained in this Agreement or other mutually agreeable terms within five business days after receipt by the Graham Partners of the Investors' notice pursuant to clause (A) or (B) above, then either party may, on written notice to the other party, terminate this Agreement pursuant to Section 9.1(c) or (d) hereof, as applicable, unless, prior to such written notice of termination, the Investors give written notice to the Graham Partners and the Partnership that they have withdrawn their determination that a Material Adverse Effect has occurred. The failure by the Investors to provide notice to the Partnership and the Graham Partners of their determination that a Discovery or Discoveries or a Development or Developments constitute or might constitute a Material Adverse Effect within the required two business day period with respect to clause (A) or (B) above as applicable, or the absence of a determination by the Investors that a Discovery or Discoveries or a Development or Developments under consideration under clause (B) above constitutes a Material Adverse Effect within the required five business day period, or the subsequent withdrawal of a determination that a Material Adverse Effect has occurred, shall be deemed a waiver of the Investors' right to terminate this Agreement by reason of any and all Discoveries or Developments which are the subject of a determination pursuant to clause (A) above or were under consideration pursuant to clause (B) above pursuant to this Section 5.5(b)(iii), as applicable, provided, no subsequent Discovery or Development occurs. Upon becoming aware of subsequent Discoveries or Developments, such waiver shall no longer be in effect, and the provisions of this subparagraph
(iii) (including the provisions relating to the possible waiver of such subsequent and prior Discovery or Developments) shall apply de novo.

     5.6 Further Assurances; Best Efforts; Assistance in Financing.

     (a) Each party hereto shall use best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated hereby or which would indicate a breach or non-compliance with any of the terms, conditions or agreements of any of the parties to this Agreement. No party shall take any action to cause any such covenant, agreement, transaction or condition not to occur, be satisfied or be performed, as the case may be.

     (b) The Partnership and the Subsidiaries will provide reasonable assistance to the Investors in their efforts to obtain the financing necessary to consummate the transactions contemplated hereby including facilitating customary due diligence and arranging for senior officers of the Partnership and the Subsidiaries, as selected by the Investors, to meet with prospective lenders and investors in customary "road show" presentations or otherwise. The Partnership and the Subsidiaries will also cause its accountants and attorneys to provide reasonable assistance in such financing, including providing audited financial statements (restated to reflect the transactions described in Sections 5.18 and 5.19 hereof) suitable for inclusion in a registration statement on Form S-l, customary "comfort letters" and legal opinions. Prior to the Closing, if requested by the Investors, the Graham Partners shall cause IPO Corp and Capital Corp to enter into with one or more underwriters purchase agreements with respect to any note offerings comprising part of the Borrowings that are anticipated to close on the Closing Date, in such forms as may be reasonably requested by the Investors, provided there is not liability to the Partnership or Opco thereunder if the Closing does not occur. The Graham Partners shall provide such information as is reasonably required in connection with such registration statement.

     5.7 Consents. Prior to the Closing, the Partnership and Investors shall, and the Partnership shall cause each Subsidiary to, use all reasonable efforts to obtain (and cooperate with the other parties hereto in obtaining) all consents, permits, Authorizations, approvals of, and exemptions by, any regulatory authority or third party necessary for the consummation of the transactions contemplated by this Agreement.

     5.8 Costs and Expenses. Except as otherwise provided in this Section 5.8 and Section 9.2 hereof, the Partnership, the Graham Partners and Investors shall each pay their own respective Fees and Expenses (as herein defined) incurred in connection with the transactions contemplated by this Agreement; provided that the fees and expenses of Goldman Sachs and all legal and all other fees and expenses incurred by the Partnership shall be borne by the Graham Partners ("Graham Fees"). If any Graham Fees are or have been paid by the Partnership, the Partnership shall send to the Graham Partners and the Investors an itemized list thereof and the Graham Partners shall reimburse the Partnership for the amounts set forth on such list within five business days of the receipt of such list. Notwithstanding the foregoing, if the transactions contemplated by this Agreement are consummated, the Partnership shall pay or reimburse the following Fees and Expenses at or immediately after the Closing: (a) transaction-related fees and expenses (expected to approximate $9.0 million in the aggregate) incurred by the Investors in connection with the transactions contemplated by this Agreement; (b) all financing fees and expenses at market rates consistent with the Commitment/Bridge Financing Letters related to the Credit Facilities (as herein defined); and (c) a fee of $9.3 million payable to Blackstone Management Partners III L.L.C. All real estate and other transfer taxes in connection with the contribution of the DCG Real Estate shall be paid by the Graham Partners.

     5.9 Release of Graham Partners. Effective as of the Closing, the Partnership hereby releases the Graham Partners and their respective partners, shareholders, directors, officers, employees, agents and affiliates who served in such capacity prior to Closing, of and from any and all causes of actions, claims and demands whatsoever that the Partnership ever had, or now has, or that it or its successors and assigns hereafter shall or may have against such persons in such capacities, for, or by reason of, any cause or matter, the basis for which existed at or prior to the date hereof, except as expressly provided in this Agreement or the Partnership Agreement; provided, that the capital in the Partnership of the Continuing Graham Partners shall remain at risk to the same extent as the capital in the Partnership of the Investors.

     5.10 Indemnification of DCG. From and after the Closing, the Partnership shall indemnify, defend and hold harmless DCG and his Affiliates, agents and representatives against any and all losses, costs, expenses, claims, damages or liabilities (collectively, "Damages"), that DCG and his Affiliates, agents and representatives has suffered, incurred or became subject to, and to reimburse DCG and his Affiliates, agents and representatives for any legal, audit or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such Damages arise out of any matter related to the DCG Real Estate (as herein defined), including without limitation any matter related to Environmental Laws, provided, however, that the Partnership shall not be obligated to indemnify, defend and hold harmless DCG and his agents and representatives under this Section 5.10 for any matter that constitutes a material breach of any representation or warranty of the Partnership or any Graham Partner made or given under this Agreement.

     5.11 Credit Facilities.

     (a) Upon the Partnership's request from time to time, Investors shall report to the Partnership concerning the status of the Borrowings and shall provide the Partnership with such information, draft documents and other materials related thereto as the Partnership shall reasonably request from time to time.

     (b) In regard to the bank lending syndicates for the senior and junior debt securities expected to be issued as part of the Borrowings (the "Credit Facilities"), the Investors shall use reasonable efforts to obtain the selection of the Partnership's current agent bank, NationsBank, N.A., as documentation agent; provided, however, that the selection of such documentation agent shall be the joint decision of the Investors and Bankers Trust Company. In addition, Investors acknowledge that it is the strong preference of the Partnership and the Graham Partners that (i) those other banks that are members of the Partnership's lending syndicate under the Partnership's $350,000,000 credit facility be invited to participate as co-agents in the Credit Facility, and (ii) NationsBank be selected as co-manager with respect to the senior subordinated and junior subordinated debt securities that are expected to be issued in lieu of all or a portion of the Opco Bridge Loan and the Partnership Bridge Loan; provided, however, that the Investors have the unilateral right to select such co-agents or co-managers and have no obligation whatsoever to select such banks and Nationsbank as co-agents or co-managers in the Credit Facility or any other portion of the financing.

     (c) Contemporaneously with the Closing, the Partnership shall consummate the transactions contemplated by the Credit Facilities, and the Partnership shall repay in full the financial debt of the Partnership and the Subsidiaries as reflected on Schedule 5.11 hereto that is outstanding on the Closing Date.

     5.12 Covenant Not-to-Compete by the Graham Partners.

     (a) Except as otherwise provided in Section 5.12(b) below, for a period of five years from and after the Closing Date, neither the Graham Partners nor any of their Affiliates (as herein defined) shall, directly or indirectly, (i) engage in the manufacture, assembly, design, distribution or marketing for sale of rigid plastic containers for the packaging of consumer products less than ten liters in volume ("GPC Containers"); (ii) be or become a stockholder, partner, owner, officer, director or employee of, or a consultant to, any person or entity engaging in any such activities; (iii) solicit the employment of any person who is a key employee of the Partnership or any of the Subsidiaries as of the date hereof; or (iv) hire or employ any person who is a key employee of the Partnership or any of the Subsidiaries as of the date hereof, except (A) any such person who, subsequent to the date hereof, is terminated by, or resigns for good reason from, the Partnership or any of the Subsidiaries, or (B) those employees set forth on Schedule 5.12(a) (who currently have substantial responsibilities providing services to Engineering in connection with Engineering's agreement with Tetra Pak International S.A. and its Affiliates dated December 12, 1997). Such Schedule 5.12(a) shall be provided on or before the Closing subject to the approval of the Investors, which shall not be unreasonably withheld.

     (b) Notwithstanding anything herein to the contrary, nothing herein shall prohibit the Graham Partners or any of their Affiliates from (i) the design, manufacture, assembly, distribution, sale or service of any equipment used in connection with the manufacture or assembly of GPC Containers, including without limitation providing services in connection therewith, (ii) owning partnership interests in the Partnership, (iii) owning, as passive investors, in the aggregate not more than five percent (5%) of the outstanding shares of capital stock or other beneficial ownership interests of any entity (other than a successor in interest to the Partnership) engaged in the manufacture, assembly, design, distribution or marketing for sale of GPC Containers, (iv) owning, as passive investors, any interest in any private equity investment partnership or similar investment vehicle, (v) the provision of certain services by Engineering to Tetra Pak International S.A. and its Affiliates pursuant to agreements dated December 12, 1997 or (vi) the provision of services (whether as a director, employee, consultant, partner, advisor or otherwise) to a division or portion of an entity conducting its business operations in the business described in
Section 5.12(a)(i) above, if such entity is diversified and such Graham Partner or Affiliate thereof does not render services, directly or indirectly, to the division or portion of the entity which is conducting its business operations in the business described in Section 5.12(a)(i) above.

     (c) For the purposes of this Agreement, "Affiliate" of any person or entity means any other person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity. A person shall be deemed to be controlled by another person if such other person possesses, directly or indirectly, power to direct or cause the direction of management and policies of such person whether by ownership of equity or other securities, by contract or otherwise, provided that any person or entity of which any other person or entity owns beneficially or of record, either directly or through one or more intermediaries, more than twenty-five percent (25%) of the ownership interests, shall be conclusively presumed to be an "Affiliate", provided that Techne Technipack Engineering Italia SPA shall not be an Affiliate of the Partnership or the Graham Partners or any Affiliate of the Graham Partners."

     (d) Each party expressly acknowledges that damages alone would be an inadequate remedy for any breach or violation of any of the provisions of this
Section 5.12, and that the non-breaching party, in addition to all other remedies under this Agreement, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

     (e) The invalidity or unenforceability of any provision or provisions of this Section 5.12 shall not affect the validity or enforceability of any other provision of this Section 5.12, which shall remain in full force and effect, and in the event that any provision of this Section 5.12 shall be determined to be invalid or unenforceable for any reason, such provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent compatible with and possible under applicable law.

     5.13 Payoff of Certain Notes. The Graham Partners, jointly and severally, shall cause all amounts due and payable to the Partnership under those certain promissory notes (the "Promissory Notes") dated February 28, 1994 of GP Corp (the "GP Corp Note") and The Steven

Conway Graham Growth Trust, The Kristin Ruth Graham Growth Trust, The Kenneth Alexander Graham Growth Trust, The Richard Arnesen Graham Growth Trust and The Erik Lambert Graham Growth Trust (collectively, the "Trust Notes") in the aggregate principal amount of $20,240,000 (and accrued interest thereon) to be repaid in full at the Closing. Such repayment of the GP Corp Note and the Trust Notes shall be satisfied in full out of the cash consideration to be paid by the Partnership to GP Corp and Family Growth, respectively, in connection with the redemption of their limited partner interests in the Partnership pursuant to
Section 1.1(b) hereof.

     5.14 Partnership Agreement; Certificate of Limited Partnership. The Graham Partners that will hold general and limited partner interests in the Partnership after the Closing (the "Continuing Graham Partners") and the Investors shall at the Closing execute and deliver the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, in substantially the form attached hereto as Exhibit 5.14 (the "Amended and Restated Partnership Agreement"), and the Partnership shall file with the Secretary of State of the Commonwealth of Pennsylvania an Amended and Restated Certificate of Limited Partnership of the Partnership.

     5.15 Consulting Agreement. Capital and the Partnership shall enter into a consulting agreement, in substantially the form attached hereto as Exhibit 5.15 (the "Consulting Agreement").

     5.16 Equipment Sales, Services and License Agreement. Engineering and the Partnership shall enter into an Equipment Sales, Services and License Agreement, in substantially the form attached hereto as Exhibit 5.16 (the "Equipment Sales, Services and License Agreement").

     5.17 Conversion of Brazilian Subsidiary. Immediately following the Closing, but in no event later than 60 days, the Partnership shall convert Graham Packaging Do Brasil Industria E Comercio, an indirect subsidiary of the Partnership (the "Brazilian Subsidiary"), into an entity that will not be characterized as a corporation for United States income tax purposes. Any subpart F income relating to such Subsidiary shall be specially allocated to the Graham Partners.

     5.18 Contributions by Family Growth, GP Corp and Recycling. Prior to the Closing, Family Growth, GP Corp and Recycling shall each contribute to the Partnership all of its ownership interests in the entities identified on
Schedule 5.18 hereto by transferring to Sub GP a 1% ownership interest in such entities, other than Recycling's 1% general partner interest in Opco which shall be transferred to Opco GP, and transferring all of its remaining interests therein to Opco. The parties hereto acknowledge that Family Growth's, GP Corp's and Recycling's ownership interests in such entities have the respective values as set forth on Schedule 5.18 hereto.

     5.19 Contributions by DCG.

     (a) Prior to Closing, DCG shall contribute, or shall cause to be contributed, to Opco insurable title, at reasonable rates, to the real estate identified on Schedule 5.19 hereto (the "DCG Real Estate") free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance, except for (i) liens for current taxes, assessments and governmental charges and levies not yet due and payable, interest or other additional charge and (ii) such easements and restrictions, if any, as do not materially detract from the value or marketability of the property subject thereto and do not materially interfere with the current use of such property. The parties hereto acknowledge that the value of the DCG Real Estate shall be as set forth on Schedule 5.19 hereto.

     (b) Real property owned in fee, or its equivalent, shall be transferred by conveyancing documents reasonably satisfactory to the parties to vest title in the ultimate transferee intended. The leased properties shall be transferred by assignment and assumption agreements in form and substance reasonably acceptable to the parties. The parties shall also execute such reasonable and customary documents as are further required to effect such transfers and transfers of appurtenant rights and interests.

     (c) All rent payable by the Partnership in respect of the DCG Real Estate shall terminate effective November 30, 1997.

     5.20 New Equity Plan. At or promptly after the Closing, there will be established an employee stock option plan involving 5% of the total equity of the Partnership on a fully diluted basis as of the Closing Date (without regard to any warrants which may be issued in connection with the financing or refinancing of the Borrowings) with an exercise price per unit equal to the purchase price per unit being paid by the Investors for equity in connection with the recapitalization of the Partnership as herein provided. Grants of options under such plan shall be in addition to the awards contemplated by Part I of Schedule 3.18 hereto, and neither of such awards shall reduce other customary compensation for employees.

     5.21 Pension and Welfare Plans.

     (a) Pension Plan. The Graham Partners shall take such action as is necessary to transfer assets in cash or marketable securities from the Graham Companies Pension Plan (the "Pension Plan") to a plan of the Partnership designated by the Investors ("Designated Pension Plan"). The amount of assets transferred shall equal the present value of all "benefits on a termination basis" (as defined in Treas. Reg. ss. 1.414(l)-1(b)(5)), accrued to the Closing Date for those current, former and retired employees of the Partnership with benefits held under the Pension Plan as of the Closing Date (including benefits of those individuals who become employees of the Partnership as of the Closing
Date), whether such benefits are vested or not. Such present value shall be calculated on the basis of Pension Benefit Guaranty Corporation ("PBGC") assumptions in effect as of the Closing Date for defined benefit plans terminated as of the Closing Date.

The Graham Partners shall provide the Investors with a detailed listing of all of the Members of the Pension Plan who are or who become employees of the Partnership as of the Closing Date or who are former or retired employees of the Partnership with benefits held under the Pension Plan. No assets shall be transferred to the Designated Pension Plan prior to the receipt of a Partnership Certification reasonably acceptable to the Graham Partners, that the Designated Pension Plan will be a qualified plan under Section 401(a) of the Code or a favorable determination letter regarding a Designated Pension Plan from the IRS. The Graham Partners shall certify in a form reasonably acceptable to the Investors that the Pension Plan is, as of the date of the asset transfer, qualified under Section 401(a) of the Code. The Partnership shall apply for a determination from the Internal Revenue Service that the Designated Pension Plan is such a qualified plan as soon as practicable and shall take such action, including any retroactive action, as is or may be necessary to obtain a favorable determination from the Internal Revenue Service.

     The Partnership and the Graham Partners shall prepare and cause to be filed with the Internal Revenue Service a Form 5310-A for the Pension Plan and for the Designated Pension Plan, together with supporting actuarial certificates, to notify the Internal Revenue Service about the transfer of assets. The Graham Partners shall cause the transfer of assets to the Designated Pension Plan as soon as practicable after the close of the month in which occurs the later of
(i) the date the opinion of counsel referred to above is obtained, or (ii) the 30th day after the date the Forms 5310-A have been filed. Such payment will include interest from the Closing Date to the date of transfer (calculated at the interest rate used by the PBGC to value immediate annuities for defined benefit plans terminating as of the Closing Date). The Partnership shall indemnify and hold harmless the Graham Partners and the Pension Plan from and against any damage, expense, loss, or deficiency (including without limitation reasonable attorneys' fees and other reasonable costs and expenses paid or payable to any third party incident to any suit, action, or proceeding) arising out of or resulting from any claim for benefits payable to any Member with respect to whom assets have been transferred from the Pension Plan to the Designated Pension Plan in accordance with this Section. The Graham Partners shall indemnify and hold harmless the Partnership and the Designated Pension Plan from and against any damage, expense, loss, or deficiency (including without limitation reasonable attorneys' fees and other reasonable costs and expenses paid or payable to any third party incident to any suit, action, or proceeding) arising out of or resulting from any claim for benefits payable to any Member with respect to whom assets have not been transferred from the Pension Plan to the Designated Pension Plan in accordance with this Section.

     (b) 401(k) Plan. The Graham Partners shall take such action as is necessary to transfer assets in cash or marketable securities from the Graham Companies Retirement Savings Plan (the "401(k) Plan") to a plan designated by the Investors ("Designated 401(k) Plan"). The amount of assets transferred shall equal the sum of the account balances as of the Closing Date for those current, former and retired employees of the Partnership with accounts held under the 401(k) Plan as of the Closing Date (including accounts of those individuals who become employees of the Partnership as of the Closing Date), whether such accounts are vested or not. Any outstanding balances of plan loans to such employees shall be transferred with the underlying accounts.

The Graham Partners shall provide the Investors with a detailed listing of all of the Members of the 401(k) Plan who are or who become employees of the Partnership as of the Closing Date or who are former or retired employees of the Partnership with accounts held under the 401(k) Plan. No assets shall be transferred to the Designated 401(k) Plan prior to the receipt of a Partnership Certification, reasonably acceptable to the Graham Partners, that the Designated 401(k) Plan will be a qualified plan under Section 401(a) of the Code or a favorable determination letter regarding a Designated 401(k) Plan from the IRS. The Graham Partners shall certify in a form reasonably acceptable to the Investors that the 401(k) Plan is, as of the date of the asset transfer, qualified under Section 401(a) of the Code or a favorable determination letter regarding a Designated 401(k) Plan from the IRS. The Graham Partners shall certify in a form acceptable to the Partnership that the 401(k) Plan is, as of the date of the asset transfer, qualified under Section 401(a) of the Code. The Partnership shall apply for a determination from the Internal Revenue Service that the Designated 401(k) Plan is such a qualified plan as soon as practicable and shall take such action, including any retroactive action, as is or may be necessary to obtain a favorable determination from the Internal Revenue Service.

The Graham Partners shall cause the transfer of assets to the Designated 401(k) Plan as soon as practicable after the close of the month in which occurs the date the opinion of counsel referred to above is obtained. Such payment will include earnings from the Closing Date to the date of transfer credited to the accounts to be transferred. The Partnership shall indemnify and hold harmless the Graham Partners and the 401(k) Plan from and against any damage, expense, loss, or deficiency (including without limitation reasonable attorneys' fees and other reasonable costs and expenses paid or payable to any third party incident to any suit, action, or proceeding) arising out of or resulting from any claim for benefits payable to any Member with respect to whom assets have been transferred from the 401(k) Plan to the Designated 401(k) Plan in accordance with this Section. The Graham Partners shall indemnify and hold harmless the Partnership and the Designated 401(k) Plan from and against any damage, expense, loss, or deficiency (including without limitation reasonable attorneys' fees and other reasonable costs and expenses paid or payable to any third party incident to any suit, action, or proceeding) arising out of or resulting from any claim for benefits payable to any Member with respect to whom assets have not been transferred from the 401(k) Plan to the Designated 401(k) Plan in accordance with this Section.

     5.22 Tax Matters.

     (a) Certain Operating Conventions and Procedures. For U.S. federal income tax purposes and (except as otherwise provided under applicable law, if any) state, local and foreign income tax purposes, the taxable year of the Partnership shall end as of the close of business on the Closing Date.

     (b) Proceedings.

     (1) The Partnership shall have responsibility and authority to represent the interest of the Partnership in any Tax proceeding relating to the Partnership and to employ counsel of its choice at its expense; provided, however, that the Graham Partners shall be permitted to participate (at its own expense) in any such proceedings and all hearings related thereto.

     (2) The Graham Partners shall execute and deliver to the Partnership any power of attorney requested by the Partnership in connection with any Proceeding described in this Section 5.22(b); provided, however, that such power of attorney is necessary or appropriate to permit the Partnership to conduct such proceeding.

     (c) Elections. The Partnership shall, in its federal income tax return for the period ending on the Closing Date, make the tax election under Section 754 of the Code, as well as any comparable state and local elections, the Graham Partners shall join in such Section 754 election, and the increase in basis of the assets owned by the Partnership shall be allocated among the assets in accordance with Schedule 1.1(d).

     5.23 No Solicitation. The Partnership and the Graham Partners agree that prior to the earlier of the termination of this Agreement or February 15, 1998, they will not, and will cause their respective officers, directors, employees and agents not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations with, any Person relating to, or provide to any Person confidential information in connection with, any acquisition, recapitalization, business combination or purchase of all or a material portion of the equity or assets of the Partnership or the Subsidiaries other than in the ordinary course of business with regard to assets of the Partnership or the Subsidiaries. The Partnership and the Graham Partners shall promptly provide to the Investors copies of any written proposals that are received in respect of such acquisition, recapitalization, business combination or purchase.

     5.24 Litigation.

          (a) The Graham Partners and the Investors agree that with respect to the litigation described on Part I of Schedule 3.6 hereto (the "Litigation"), the Partnership shall have the exclusive right to conduct the defense of or to settle or compromise the Litigation in its sole discretion, except that any settlement or compromise of the Litigation prior to the Closing Date shall require the prior consent of the Investors.

          (b) In the event of the settlement, compromise, Final Adjudication (as defined herein) or other resolution of the Litigation (the "Litigation Termination"), the Partnership shall have the following obligations:

               (i) If the Litigation Termination occurs prior to the Closing Date, the Graham Redemption Value and the aggregate purchase price under Section 1.1(b) shall be increased by an aggregate amount (the "Graham Share") equal to one-half of the sum of (A) the amount, if any, by which the Specified Amount (as set forth in Part I of Schedule 3.6) exceeds the Settlement Cost (as defined herein) and (B) any amounts paid or payable by or on behalf of the plaintiff in the Litigation (the "Plaintiff") as a result of the settlement, compromise, Final Adjudication or other resolution of any counterclaim by the Partnership against the Plaintiff or its affiliates, successors or assigns, adjusted to reflect the present value (based upon a discount rate of 9.5% per annum, calculated from the date of the Litigation Termination to the date or dates upon which funds are to be transferred) of any amount that the Plaintiff agrees to pay or cause to be paid to the Partnership (provided that with respect to any royalties receivable by the Partnership, the Graham Partners and the Investors agree to estimate in good faith the present value of such royalty payments calculated under a methodology consistent with
          Section 5.24(c)); and

     (ii) If the Litigation Termination occurs on or after the Closing Date, the Partnership shall pay to the Graham Partners (in the same proportions as the payments under Section 1.1(a)), within five business days thereof (or, in the case of any amount paid by or on behalf of the Plaintiff, within five business days of the transfer of funds in such amount to the Partnership), the Graham Share.

     (c) For purposes hereof, "Settlement Cost" shall mean, with respect to the Litigation, all Damages (as defined in Section 10.1 hereof) paid or payable by or on behalf of the Partnership after the date hereof, including without limitation any Present Value Royalties (as defined, it being agreed that the Present Value Royalties shall equal $0 with respect to any royalty-free cross-licensing arrangement). For purposes hereof, "Present Value Royalties" shall mean, as of the date of the Litigation Termination, the present value (based upon a discount rate of 9.5% per annum) of all royalties payable by the Partnership in connection with future sales of allegedly infringing products, it being agreed that if such royalty payments are to be based on the Partnership's revenues from sales or number of units sold of allegedly infringing products, the amount of such revenues or the number of units sold during each remaining year of the relevant patent(s) or otherwise applicable royalty period shall be deemed to equal the actual revenues generated from the Partnership's sales, or the actual number of units sold (whichever may be applicable), of allegedly infringing products during the 12-month period ending on the last day of the second month preceding the date of the Litigation Termination. For purposes hereof, "Final Adjudication" shall mean an order, judgement, ruling or decree finally terminating the Litigation issued and entered by any court from time to time having jurisdiction over the Litigation that has not been reversed, stayed, modified or amended and as to which the time to appeal or petition for reargument, rehearing or certiorari has expired, and as to which no appeal, reargument, petition for certiorari or rehearing is pending or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing or, if an appeal, reargument, petition for certiorari or rehearing thereof has been denied, the time to take any further appeal or to seek certiorari or further argument or rehearing has expired.

     5.25 BTNY Warrants. The parties hereto agree that, in the event that Investor LP is required pursuant to the terms of the Bridge Commitment Letter to issue to Bankers Trust New York Corporation (or any of its successors, assignees or designees) warrants to purchase for nominal consideration common equity of Investor LP in an aggregate amount representing a percentage (not to exceed 12.5%) of the outstanding common equity of the Partnership (the "Dilution Pool") (calculated on a fully diluted basis as of the Closing Date), the Continuing Graham Partners shall issue to the Investors an option to purchase, for nominal consideration, limited partner interests in the Partnership in an aggregate amount representing 15% of the Dilution Pool. The issuance of such warrant shall be considered for tax purposes to be part of the original purchase transaction.

     5.26 Estoppel Certificates. If the lessor under any of the leases for the leased properties is required under the applicable lease to deliver an estoppel certificate, the Partnership will request that such estoppels be delivered to the Investors prior to Closing.

           5.27 Transfers of Graham Partner Interests. Prior to the Closing, the Graham Partners shall not transfer any of their Partnership interests (except that the limited partner interests of the Graham Partners may be transferred among the Graham Partners).

SECTION 6. CONDITIONS TO INVESTORS' OBLIGATIONS

           The obligation of Investors to consummate the transactions contemplated by this Agreement is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by Investors in their sole discretion:

     6.1 Representations and Warranties and Covenants.

     (a) The representations and warranties of the Partnership and the Graham Partners herein contained shall have been true and correct in all material respects at the date of execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in the case of representations and warranties which are expressly made as of a specified date, which shall be true and correct as of such date (in each case after giving effect to any supplement to the Disclosure Schedules with respect to Developments, or with respect to Discoveries accepted or deemed to have been accepted by Investors, in each case pursuant to Section 5.5(b) hereof as if all such supplements were included in the Disclosure Schedules delivered by the Graham Partners and the Partnership on the date hereof), with such exceptions
(i) with respect to Discoveries (A) as would not, in the aggregate, result in Damages in excess of $15 million or (B) as to which the Graham Partners shall have entered into an agreement, effective at Closing, to indemnify, consistent with the indemnification provisions of Sections 10.1(a) and 10.2(b), the Partnership for Damages arising out of, based upon or otherwise in respect there of (ii) with respect to Discoveries and Developments that are Identified Environmental Matters as to which the Graham Partners are not obligated to indemnify the Partnership or have agreed to indemnify the Partnership pursuant to Section 10.1(c), and (iii) relating to matters that re not Identified Environmental matters by solely reason of the $100,000 threshold described in
Section 10.1(a); provided that for purposes of the foregoing, "Damages" attributable to matters under clauses (i), (ii) and (iii) shall be disregarded to the extent of the amount taken into account in calculating Actual Net Income) and provided further, such exceptions, considered together with matters described in supplements to the Disclosure Schedules after the date hereof, do not, in light of any indemnification of the Partnerships agreed to by the Graham Partners, in the aggregate represent a Material Adverse Effect.

     (b) The Partnership and the Graham Partners shall have performed or complied in all material respects with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by the Partnership and the Graham Partners at or prior to the Closing Date.

     (c) The Partnership and the Graham Partners shall have delivered to Investors a certificate dated the Closing Date and signed by the President or a Senior or Executive Vice President of GP Corp, as general partner of the Partnership, and by the Graham Partners to the effect set forth in this Section 6.1.

     6.2 Approvals. The waiting period under the HSR Act shall have expired or been terminated without any request by any governmental agency or authority for any additional information concerning such transactions. The consent or approval of all persons described in Schedule 3.3 hereof shall have been obtained.

     6.3 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction.

     6.4 Opinion of Counsel. Investors shall have received an opinion, in form and substance reasonably satisfactory to Investors, of Drinker Biddle & Reath LLP, counsel for the Partnership, dated as of the Closing Date.

     6.5 No Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect (without taking into account any matters as to which there is in effect a waiver of the Investors' right to claim a Material Adverse Effect pursuant to Section 5.5(b)).

     6.6 Solvency Opinion. An opinion, in form and substance reasonably satisfactory to the Investors, from Houlihan, Lokey, Howard and Zukin, dated as of the Closing Date, relating to the solvency of the Partnership after giving effect to the transactions contemplated hereby, shall have been delivered.

     6.7 Registration Rights Agreement. The Partnership shall have executed a Registration Rights Agreement, in substantially the form attached hereto as
Exhibit 6.7, and proffered same to the Investors.

     6.8 MAC/Market Out. Financing for the transactions contemplated by this Agreement shall not be unavailable due to (a) there being in existence events, conditions and/or contingencies that have had or are reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities, profits or condition (financial or otherwise) of the Partnership and its Subsidiaries taken as a whole or (b) there having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the applicable financing source's reasonable judgment, has materially impaired, or would be reasonably likely to materially impair, the financing (or syndication thereof) of the transactions contemplated by this Agreement (collectively, a "MAC/Market Out").

SECTION 7. CONDITIONS TO THE PARTNERSHIP'S AND THE GRAHAM
           PARTNERS' OBLIGATIONS

     The obligation of the Partnership and the Graham Partners to consummate the transactions contemplated by this Agreement is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by the Partnership and the Graham Partners in their sole discretion:

     7.1 Representations and Warranties and Covenants.

     (a) The representations and warranties of each Investor herein contained shall have been true and correct in all material respects at the date of execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in the case of representations and warranties which are expressly made as of a specified date, which shall be true and correct as of such date.

     (b) Each Investor shall have performed or complied in all material respects with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by Investor at or prior to the Closing Date.

     (c) Each Investor shall have delivered to the Partnership a certificate dated the Closing Date and signed by the President or Vice President of Investor to the effect set forth in this Section 7.1.

     7.2 Solvency Opinion. The Partnership and the Graham Partners shall have received an opinion in form and substance reasonably satisfactory to each of them from Houlihan, Lokey, Howard and Zukin, dated as of the Closing Date, relating to the solvency of the Partnership after giving effect to the transactions contemplated hereby.

     7.3 Approvals. The waiting period under the HSR Act shall have expired or been terminated without any request by any governmental agency or authority for additional information concerning such transactions.

     7.4 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction.

     7.5 Opinion of Counsel. The Partnership shall have received an opinion, reasonably satisfactory in form and substance to the Partnership, of Simpson Thacher & Bartlett, counsel for Investors, dated as of the Closing Date.

     7.6 Credit Facilities. There shall be in effect definitive documentation providing for the financing referred to in the Commitment/Bridge Financing Letters or such other financings on market terms to the Partnership and the Subsidiaries.

     7.7 Registration Rights Agreement. The Partnership shall have executed a Registration Rights Agreement, in substantially the form attached hereto as
Exhibit 6.7, and proffered same to the Continuing Graham Partners.

SECTION 8. CLOSING

     8.1 Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9 and subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at

10:00 a.m. local time on the later of (i) the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in Sections 6 and 7 hereof, or (ii) the date on which the financing sources are prepared to fund the Borrowings in accordance with this Agreement (or as soon as practicable thereafter), at the offices of Simpson Thacher & Bartlett New York, New York unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

SECTION 9. TERMINATION

     9.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

     (a) by mutual consent of Investors, the Partnership and the Graham
Partners;

     (b) by Investors, on the one hand, or by the Partnership and the Graham Partners, on the other hand, if the Closing has not occurred by March 31, 1998 (the "Outside Date") (unless such Outside Date is extended in writing by the parties hereto); provided that the parties seeking to terminate shall not be in willful breach of their respective obligations under this Agreement unless the non-terminating parties are also in willful breach of their respective obligations;

     (c) by Investors, (i) if the representations and warranties of the Partnership and the Graham Partners in this Agreement shall not be true and correct in all material respects as of the date of this Agreement, with such exceptions as are described in Section 6.1 hereof, or (ii) if there shall have been a failure of the Partnership or the Graham Partners to perform or comply in all material respects with their covenants and agreements hereunder, provided that, with respect to (i) and (ii), the Investors have notified the Partnership and the Graham Partners as soon as practicable of the breach or failure and that there is no reasonable prospect that the breach or failure will be cured by the Partnership or the Graham Partners on or before the Outside Date, or (iii) pursuant to Section 5.5(b)(iii) hereof provided that a Material Adverse Effect (without taking into account matters as to which there is in effect a waiver pursuant to Section 5.5(b) of the Investors' right to claim a Material Adverse Effect) has occurred or (iv) the financing for the transactions contemplated by this Agreement shall not have been provided due to there having occurred a MAC/Market Out; provided that the parties seeking to terminate shall not be in willful breach of their obligations under this Agreement;

     (d) by the Partnership and the Graham Partners, if (i) the representations and warranties of any of the Investors in this Agreement shall not be true and correct in all material respects as of the date of this Agreement, or (ii) there shall have been a failure of the Investors to perform or comply in all material respects with their covenants and agreements hereunder, provided that, with respect to (i) and (ii), the Partnership and the Graham Partners have notified the Investors as soon as practicable of the breach or failure, and that there is no reasonable prospect that the breach or failure will be cured by the Investors on or before the Outside Date, or (iii) pursuant to Section 5.5(b)(iii) hereof; provided that the parties seeking to terminate shall not be in willful breach of their obligations under this Agreement; or

     (e) by the Partnership and the Graham Partners, on the one hand, or the Investors, on the other hand, not earlier than five business days but not later than ten business days, after the Partnership's and the Graham Partners' receipt of an Environmental Notice (as herein defined) if such Environmental Notice sets forth Identified Environmental Matters (as herein defined) and indicates that such matters will reasonably be likely to result in Damages in excess of $35 million in the aggregate; provided, however, that the Investors shall not have the right to terminate this Agreement pursuant to this subsection (e) if the Graham Partners shall have entered into an agreement, effective at Closing, to cure all such Damages in excess of $35 million by indemnifying the Partnership with respect thereto, consistent with the indemnification provisions of Sections 10.1(a) and 10.2(b), and/or obtaining at the Graham Partners' expense, environmental impairment liability insurance for the benefit of the Partnership as an insured party or named beneficiary on terms reasonably acceptable to the Investors or otherwise protecting the Partnership against such Damages through commercially reasonable means acceptable to the Investors.

     9.2 Effect of Termination.

     (a) Subject to Section 11.7 (other than with respect to a termination pursuant to Section 5.5(b)(iii)), a party terminating this Agreement pursuant to
Section 9.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate. Nothing contained in this Section 9 shall relieve any party from liability for any breach of this Agreement. Section 9.2(b) shall be the sole remedy for the Graham Partners and the Partnership for any breach of this Agreement by Investors on the basis of which termination occurs pursuant to Section 9.2(b).

     (b) If this Agreement is terminated (i) by either party pursuant to Section 9.1(b) hereof and at the time of such termination the conditions set forth in
Section 6.1 have been satisfied and the Investors have failed (A) (1) to provide to the Partnership the funding sufficient to accomplish the Repayment and the Redemption in accordance with this Agreement, or (2) to effect the Investor Purchase Payments in accordance with this Agreement, or (B) to comply with their covenants in Section 5.14, or (ii) by the Partnership and the Graham Partners pursuant to Section 9.1(d)(iii) hereof, provided that at the time of such termination no Material Adverse Effect which is the subject of a notice delivered by the Investors to the Graham Partners and the Partnership and not withdrawn pursuant to Section 5.5(b)(iii) has occurred, then the Investors shall pay to the Partnership promptly, but in any event within two days after demand therefor, liquidated damages in the amount of $70,000,000 in the aggregate. Upon such payment, the Investors and their officers, directors, stockholders, agents and affiliates (including the partners, officers, employees and agents thereof) shall be relieved of any further liability hereunder.


SECTION 10. INDEMNIFICATION

     10.1 Indemnification.

     (a) The Graham Partners shall, jointly and severally, indemnify and hold the Partnership harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys' fees and disbursements ("Damages"), which the Partnership may suffer, incur or become subject to from and after the Closing arising out of, based upon or otherwise in respect of (i) any inaccuracy of any representation of any Graham Partner made in Section 2.4(a) hereof, (ii) taxes from the conversion of the Brazilian subsidiary for periods ending on or before the date of the conversion provided for in Section 5.17 herein, including, but not limited to, Taxes attributable to "subpart F income" or gain on the conversion, (iii) any claims by management with respect to the adequacy of the compensatory and other employee incentive arrangements that are described in
Part I of Schedule 3.18 hereto (except to the extent that such claim is attributable to the failure of the Partnership and/or Investor LP and its Affiliates to perform or cause to be performed any of the obligations under Part I of Schedule 3.18 (other than clause (i) thereunder)), and (iv) subject to the limitations set forth in Section 10.1(c) hereof, any claims arising out of an Identified Environmental Matter (as herein defined). The term "Identified Environmental Matter" shall mean each matter that is reasonably likely to result in Damages of at least $100,000 to the Partnership and the Subsidiaries resulting from a violation of any Environmental Law whether or not such matter is disclosed or not disclosed on any Disclosure Schedules or constitutes a Discovery, provided that such matter is disclosed by the Investors in an Environmental Notice (as herein defined) delivered to the Partnership and the Graham Partners by January 12, 1998. The term "Environmental Notice" shall mean any written notice that identifies each Identified Environmental Matter in reasonable detail, including the Premises or Former Real Property affected, the Environmental Law at issue, the nature and scope of the environmental condition, the general nature of action believed to be required to remediate or correct the condition so as to bring the matter into compliance with Environmental Laws and a reasonable estimate of such Damages reasonably likely to result from such matter (supported by reports of qualified environmental engineers or consultants).

     (b) Except as otherwise provided in this Agreement the Partnership shall indemnify and hold harmless the Graham Partners and each of their affiliates and their respective directors, officers, employees, agents, stockholders and partners (each, a "Graham Indemnified Party" and collectively, the "Graham Indemnified Parties") harmless against and in respect of any and all Damages which any Graham Indemnified Party may suffer, incur or become subject to from and after the Closing arising out of, any third party claims in respect of the assets or the operation of the Business on or before the Closing Date (including without limitation the Litigation and the Opco Contribution), except where attributable to the willful misconduct or bad faith of such Graham Indemnified Party or where relating to a breach by the Graham Indemnified Party of its obligations as a fiduciary of the Partnership or to a breach by the Graham Indemnified Party of any of the terms and provisions of the Partnership Agreement. This Section 10.1(b) is not intended to apply to Damages suffered by, or loss of value with respect to the capital accounts of, the Partnership suffered or a ratable basis by all Partners of the Partnership after the Closing.

     (c) Notwithstanding anything to the contrary contained in Section 10.1(a)(iii), except as otherwise provided in this Section 10.1(c), the Graham Partners shall have no obligation to indemnify the Partnership for any Damages arising out of, based upon or otherwise in respect of any Identified Environmental Matter unless and until the aggregate of all such Damages actually incurred and paid by the Partnership exceeds $5,000,000 (the "Environmental

Basket"), in which event the sole obligation of the Graham Partners shall be to indemnify the Partnership, on a dollar for dollar basis, for 50% of each dollar of the next $25 million of such Damages in the aggregate actually incurred and paid by the Partnership in excess of the Environmental Basket. Notwithstanding anything herein to the contrary, the indemnification obligations of the Graham Partners set forth in this Section 10.1(c) shall terminate and become null and void in all respects on the third anniversary of the Closing Date.

10.2 Claims; Defense.

     (a) Each party shall promptly notify the other in writing of the assertion of any claim for indemnification hereunder, specifying the basis of such claim. In the event of a claim for indemnification by a Graham Indemnified Party, the Partnership shall thereupon give the Graham Partners reasonable access to the books, records and assets of the Partnership which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Partnership related thereto.

     (b) If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 10.1, the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves (i) any claim or
(ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party in respect of which that person is seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein or, following the delivery by the Indemnifying Party to the party or parties seeking indemnification of the Indemnifying Party's acknowledgement in writing that the relevant Damage is an indemnified liability hereunder and that the Indemnifying Party, in its good faith judgement, will be able to pay any award of money damages against the indemnified party in connection with such action, to assume the defense thereof, with counsel reasonably satisfactory to such party or parties seeking indemnification and, after notice form the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party or parties seeking indemnification shall have the right to participate at their own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action (a) no settlement or compromise thereof may be effected (i) by the indemnifying Party without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person by any indemnified party and no adverse effect on any other claims that may be made against any indemnified party and (y) all relief provided is paid or satisfied in full by the Indemnified Party or (ii) by the indemnified party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and (b) the indemnified party may subsequently assume the defense of such action if a court of competent jurisdiction determines that the Indemnifying Party is not vigorously defending such action.

SECTION 11.  MISCELLANEOUS

     11.1 Survival of Representations and Warranties.

     (a) Anything in this Agreement to the contrary notwithstanding, none of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, exhibit, certificate, document or list delivered by any such party pursuant hereto or in connection with the transactions contemplated hereby shall survive (a) a termination of this Agreement pursuant to Section 9.1 hereof, except for the obligations of the parties set forth under Sections 5.3, 5.4, 5.8, 9.2, 11.5 and 11.6 hereof or (b) the Closing, except for the representations and warranties of the Graham Partners set forth under
Section 2.4(a) hereof and the obligations of the parties set forth under Sections 5.3, 5.4, 5.6, 5.8, 5.9, 5.10, 5.12, 5.17, 5.20, 5.21, 5.22, 5.24,
5.25, 10, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6 and 11.7 hereof.

     (b) Not later than 30 days after the Closing Date, the Graham Partners shall prepare and deliver, or cause to be prepared and delivered, to the Partnership a reconciliation of the Net Borrowing Amount as of November 2, 1997, prepared in accordance with GAAP applied on a basis consistent with the Audited Financial Statements (the "Reconciliation") together with such supporting documentation as the Partnership shall reasonably request. The Partnership and the Investors shall cooperate fully with the preparation of the Reconciliation and use best efforts to cause their respective affiliates to so cooperate. To the extent that the Net Borrowing Amount set forth on the Reconciliation exceeds the Net Borrowing Amount based upon the Interim Balance Sheet, the Graham Partners shall pay such excess amount to the Partnership; to the extent that the Net Borrowing Amount set forth on the Reconciliation is less than the Net Borrowing Amount based upon the Interim Balance Sheet, the Partnership shall pay the Graham Partners such deficiency. Notwithstanding the foregoing, differences of less than $500,000 in the aggregate in either direction shall be ignored for the purposes of such calculation. Any amounts in dispute with respect to the Reconciliation under this Section 11.1(b) shall be resolved in accordance with the procedures set forth in Section 1.2(a)(ii) and (iii).

     11.2 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence.

Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section 11.2, except that any such change of address notice shall not be effective unless and until received.

              If to Investors, care of:

                  BCP Graham Holdings LLC
                  c/o Blackstone Capital Partners III Merchant Banking Fund L.P. 345 Park Avenue
                  New York, New York 10154
                  Attention: Howard A. Lipson
                  Facsimile: (212) 754-8703

              With a required copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10017-3954
                  Attention:  Wilson S. Neely
                  Facsimile: (212) 455-2502

              If to the Partnership or the Graham Partners to:

                  Graham Capital Corporation
                  1420 Sixth Avenue
                  York, PA  17403
                  Attention: William H. Kerlin, Jr.
                  Facsimile: (717) 848-5951

              With a required copy to:

                  Drinker Biddle & Reath LLP
                  Philadelphia National Bank Building
                  1345 Chestnut Street
                  Philadelphia, PA  19107-3496
                  Attention:  Robert Mead Jones, Jr.
                  Facsimile:  (215) 988-2757

     11.3 Assignment; Binding Effect; Benefits. No party hereto shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of the parties hereto, and shall be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect, and Investors, on the one hand, and the Partnership or the Graham Partners on the other hand, may: (a) extend the time for the performance of any of the obligations of the other, (b) waive any inaccuracies in representations and warranties by the other, (c) waive compliance by the other with any of the obligations contained in this Agreement, or (d) waive the fulfillment of any condition precedent to the performance under this Agreement of the waiving party. Any such amendment, or modification, extension or waiver shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     11.5 Governing Law; Consent to Jurisdiction; No Jury Trial. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any federal court in the Eastern District of Pennsylvania, or in any state court in which venue would otherwise be proper located in the Eastern District of Pennsylvania, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania. The parties hereby waive trial by jury in any action, suit, proceeding or counterclaim brought by either of them against the other in any matters arising out of or in any way connected with this Agreement.

     11.6 Enforcement Expenses. In the event of any litigation, arbitration, or other legal proceeding to enforce, interpret or recover damages for breach of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in the proceeding in addition to any other relief to which the prevailing party is entitled.

     11.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed by the Graham Partners in accordance with their specific terms or were otherwise breached by the Graham Partners, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Investors shall be entitled to specific performance of the terms hereof, which, if elected and awarded, shall constitute the Investors' sole and exclusive remedy under this Agreement, at law, in equity or otherwise; provided, however, that nothing herein shall affect the right of any of the parties hereto to seek recovery against any other party hereto, at law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties after the Closing Date.

     11.8 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     11.10 Entire Agreement. This Agreement and the Confidentiality Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior agreements and understandings, oral or written, between the parties hereto or otherwise with respect to the subject matter hereof.

     11.11 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.

                                        GRAHAM PACKAGING COMPANY

                                        By:  Graham Packaging Corporation,
                                                  its general partner

                                               By: /s/ Steven C. Graham
                                                   --------------------

                                               Title: Senior Vice President
                                                      ---------------------


                                        GRAHAM PACKAGING CORPORATION

                                        By:/s/ Steven C. Graham
                                           --------------------

                                        Title: Senior Vice President
                                               ---------------------


                                        GRAHAM FAMILY GROWTH PARTNERSHIP

                                        By: Graham Packaging Corporation,
                                                  its general partner

                                        By:/s/ Steven C. Graham
                                           -------------------

                                        Title: Senior Vice President
                                               ---------------------


                                        GRAHAM ENGINEERING CORPORATION

                                        By:/s/ William H. Kerlin
                                               -----------------

                                        Title: President
                                               ---------


                                        GRAHAM CAPITAL CORPORATION

                                        By:/s/ William H. Kerlin
                                               ------------------

                                        Title: President
                                               ---------

                                        GRAHAM RECYCLING CORPORATION

                                        By:/s/ Steven F. Wood
                                               --------------
                                        Title:Senior Vive President
                                              --------------------


                                        /s/ Donald C. Graham
                                            ----------------
                                        DONALD C. GRAHAM

                                        BCP/GRAHAM HOLDINGS L.L.C.

                                        By: BMP/GRAHAM HOLDINGS
                                             CORPORATION, member

                                             By: /s/ Howard A. Lipson
                                                     ----------------

                                             Title: Member
                                                    ------


                                        BMP/GRAHAM HOLDINGS CORPORATION

                                        By:/s/ Howard A. Lipson
                                               ----------------

                                        Title: Member
                                               ------



                                      * * *


    Guarantee of Blackstone Capital Partners III Merchant Banking Fund L.P.

     The undersigned, an affiliate of the Investors, intending to be legally bound hereby and in consideration of the execution and delivery of this Agreement by the Graham Partners, hereby unconditionally guarantees the performance by the Investors of all of their liabilities and obligations under
Section 9.2(b) of this Agreement.

                                 Blackstone Capital Partners III
                                 Merchant Banking Fund L.P.

                                 By: Blackstone Management Associates III L.L.C,
                                      General Partner

                                    By: /s/ Howard A. Lipson
                                            ----------------
                                            Howard A. Lipson
                                            Member

                                                                                                                  Schedule 1.1(d)


                                                Percentage and Agreed Value of Partnership Interests



=====================================================================================================================

                                Partnership                   Partnership
                                Interests as of               Interests                   Agreed Value of Partnership
Partner                         12/18/97                      After Closing               Interests After Closing
---------------------------------------------------------------------------------------------------------------------
GP Corp                           1.0%(GP)                   1.0%(GP)                          $2,450,000
---------------------------------------------------------------------------------------------------------------------
Family Growth                    32.0%(LP)                    5%(LP)                          $12,250,000
---------------------------------------------------------------------------------------------------------------------
Engineering                      23.1%(LP)                      --                               --
---------------------------------------------------------------------------------------------------------------------
Capital                          38.5%(LP)                     9%(LP)                         $22,050,000
---------------------------------------------------------------------------------------------------------------------
Recycling                         4.0%(LP)                      --                               --
---------------------------------------------------------------------------------------------------------------------
DCG                               1.4%(LP)                      --                               --
---------------------------------------------------------------------------------------------------------------------
Investor GP                        --                         4.0%(GP)                         $9,800,000
---------------------------------------------------------------------------------------------------------------------
Investor LP                        --                        81.0%(LP)                       $198,450,000
---------------------------------------------------------------------------------------------------------------------
           Total                  100%                        100%                           $245,000,000
=====================================================================================================================

                                                                 Schedule 1.1(e)

                         Allocation of Fair Market Value


     For the purposes set forth in Section 1.1(e) of the Recapitalization Agreement, the aggregate fair market value of the Partnership's assets as of the Closing Date shall be considered to equal the sum of (A) the quotient of (i) the aggregate proceeds received by the Graham Partners under Section 1.1(b), as ultimately adjusted, divided by (ii) the aggregate percentage interest of the Investors in the Partnership as of the end of the Closing Date, plus (B) the aggregate Liabilities of the Partnership, under Federal income tax accounting principles, as of the end of the Closing Date. Such fair market value shall be allocated among such assets as follows:

       Tangible Depreciable Property                     $110,000,000
       Real Property                                     $ 30,000,000
       Controlled Foreign Ownership Interests            $ 80,000,000
       Other Assets                                      GAAP Book Value
       Goodwill                                          Residual Value

                                                                    Schedule 1.2

                                Actual Net Income

Part I. The calculation of Actual Net Income of the Partnership and the Subsidiaries pursuant to Section 1.2(a) shall give effect to the following:

     1. Actual Net Income shall be increased for the full amount of any loss realized with respect to the sale of the facility located in Lagnieu, France up to a maximum equivalency of U.S. $1,000,000, to the extent otherwise deducted in determining Actual Net Income.

     2. There shall not be any adjustment for write-downs or write-offs of the November 2, 1997 fixed, intangible or other long-lived asset balances.

     3. For purposes of the Actual Net Income calculation, the contribution of the DCG Real Estate and the resulting pooling of interests accounting treatment will be deemed to have occurred effective November 30, 1997.

Part II. The calculation of Actual Net Income of the Partnership and the Subsidiaries pursuant to Section 1.2(a) shall give no effect to the following:

     1.   All Fees and Expenses to be paid by the Partnership pursuant to
          Section 5.8.

     2.   All LIFO adjustments.

     3.   The payment of the Graham Redemption Value.

     4. All debt incurred under the Credit Facilities to fund the Graham Redemption Value.

     5. All payments to be made by the Partnership at or immediately prior to the Closing (or an accrual made therefor) pursuant to the compensatory and other employee incentive agreements described in Part I of
          Schedule 3.18 or Section 5.20, including any payment thereunder that replaces payment obligations of the Partnership under the Partnership's existing management incentive plans.

     6. Any accrual or expense related to the Existing Management Incentive Plan that may be required due to the execution of this Agreement or any other event connected with this Agreement.

     7. Any transaction-related accounting adjustment made in connection with or as a result of the recapitalization, redemption and purchase transactions contemplated by this Agreement.

     8. There shall be no effect given to the provisions of Section 1.1(e) hereof.

     9. No effect shall be given to accrued interest on the Promissory Notes from November 3, 1997 up to January 31, 1998.

                                                                   Schedule 3.18

Part I

     The Agreed Equity Value of the Graham Partners' interests in the Partnership as set forth in Section 1.1(b) gives effect to the following $25.0 million of incentive payments and contractual arrangements to be provided by or on behalf of the Partnership to management:

     (i) Closing Payments ($7.0 million). Immediately prior to the Closing, there will be paid to approximately 12 senior managers and approximately 10 upper middle level members of management of the Partnership, selected by Capital, cash in an amount aggregating approximately $7.0 million, representing the aggregate value payable under the Partnership's existing equity appreciation plan for such Managers plus an additional cash bonus (the "Closing Payments").

     (ii) Stay Bonuses for Middle Level Managers ($4.8 million). Pursuant to arrangements to be entered into between the Partnership and approximately 100 middle level managers (who will be employees of the Partnership immediately following the Closing) prior to the Closing, effective the day after the Closing, there will be awarded on the day after the Closing by the Partnership to such managers stay bonuses aggregating approximately $4.8 million. The individuals and the amounts of such bonuses have been identified in a separate schedule dated the date hereof which has been agreed upon by the Investors and the Partnership. The terms and conditions of such stay bonuses will be as provided in the form of Retention Incentive Agreement previously agreed upon by the Investors and the Partnership.

     (iii) Additional Long-Term Incentives for Senior Managers and Upper Middle Level Managers ($13.2 million). Pursuant to arrangements to be entered into between the Partnership and approximately 15 senior level managers and upper middle level managers (the "Participants") the day after the Closing, there will be awarded by or on behalf of the Partnership on the day after the Closing to the Participants cash stay bonuses with a discounted pre-tax value of $5.11 million (based upon an undiscounted value of $5.94 million) (which cash stay bonuses shall consist of (a) amounts payable by the Partnership to the relevant taxing authority, on behalf of such Participants, in respect of withholding obligations relating to (i) such payments, (ii) the Cash Payments (as defined below) and (iii) the value of the Directed Shares (as defined below) issued to such Participants (collectively, "Withholding Obligations"), and (b) cash distributions) and restricted common equity (based on the purchase price being paid by Investor LP for common equity of the Partnership at the Closing) with a discounted value of $6.25 million (based upon an undiscounted value of $7.26 million) ("Restricted Equity"). Such awards shall be made to the persons and in the amounts identified in a separate schedule dated the date hereof which has been agreed upon by the Partnership and the Investors (the "Participants Incentive Schedule"), with the restricted common equity vesting over three years. The terms and conditions of such awards will be as provided in the form of Equity Incentive Agreement previously agreed upon by the Investors and the Partnership.

     In order to satisfy the obligations of the Partnership with respect to the Restricted Equity described above, the Investors shall cause the following transactions to occur the day after the Closing: (a) Investor LP shall issue (or shall cause an affiliate of Investor LP to transfer) to the Participants shares of Investor LP having an aggregate value (based on the purchase price being paid by Investor LP for common equity of the Partnership at the Closing) of $3.125 million (the "Directed Shares"), allocated among the Participants as set forth in the Participant's Incentive Schedule; (b) the Partnership shall pay to the Participants cash payments consisting in the aggregate of $3.125 million (the "Cash Payments"), allocated among the Participants as set forth in the Participants Incentive Schedule (subject to the concurrent purchase by the Participants of the Purchased Shares (as defined below) in accordance with the following subparagraph (c)); and (c) the Participants shall purchase from Blackstone Management Partners III L.P. additional shares of Investor LP having a value (based on the purchase price being paid by Investor LP for common equity of the Partnership at the Closing) of $3.125 million (the "Purchased Shares" and, together with the Directed Shares, the "Blocker Shares"). One-third of any Blocker Shares which are forfeited under the terms of the Equity Incentive Agreements (or, at Investor LP's election, limited partnership interests in the Partnership equal to the product of (A) the number of such forfeited Blocker Shares divided by the aggregate number of all of the then outstanding Blocker Shares (without giving effect to such forfeiture), multiplied by (B) 33- 1/3%, multiplied by (C) Investor LP's percentage ownership interest in the Partnership on the date of forfeiture of the forfeited Blocker Shares) shall be promptly transferred over to the Graham Partners (in the same proportions as their share of the Graham Redemption Value and shall constitute an adjustment to their redemption amounts and sale proceeds under Sections 1.1(a) and (b) of this Agreement).

----------
     Note: There shall be paid customary annual bonuses to employees of the Partnership in respect of the year ending December 31, 1997 at the normal time (approximately March 15, 1998) and otherwise in accordance with past practice, in an amount equal to less than $3.5 million, which amounts have been reflected in the projected SG&A for the Partnership for the year ending December 31, 1997 and will be fully accrued on the balance sheet of the Partnership as of December 31, 1997.

                                                                   Schedule 5.11

                    Debt Instruments to be Repaid at Closing

Credit Agreement between Graham Packaging Company and certain other Borrowers and NationsBank, NA and certain Lenders.

           Debt amount as of November 2, 1997:           $253,050,000
                                                         ------------

Promissory Note between Graham Packaging Company and York Bank & Trust Company.

           Debt amount as of November 2, 1997:                $51,000
                                                              -------

Pennsylvania RIDA Loan between Graham Recycling Company and the Commonwealth of Pennsylvania.

           Debt amount as of November 2, 1997:               $562,000
                                                             --------

Credit Facility between Graham Packaging France, S.A. and Societe Generale, Lyon Branch.

           Debt amount as of November 2, 1997:               $769,000
                                                             --------

Credit Facility between Graham Packaging Italy, Srl and Societe Generale, Milan Branch.

           Debt amount as of November 2, 1997:             $5,015,000
                                                           ----------

Credit Facility between Graham Packaging Italy, Srl and SIP, Srl and Credito Italiano.

           Debt amount as of November 2, 1997:               $172,000
                                                             --------

Mortgage between Graham Packaging Italy, Srl and Medio Credito.

           Debt amount as of November 2, 1997:                $86,000
                                                              -------

Certain capital leases in France and Italy.

           Balance as of November 2, 1997:                 $1,751,000
                                                           ----------

Accrued interest on amounts disclosed above.

                                                                   Schedule 5.18

         Ownership Interests to be Contributed by Family Growth, GP Corp
                        and Recycling to the Partnership

===========================================================================================================
             Graham Partners' Ownership Interest (and agreed value)
                        in each of the Following Entities
-----------------------------------------------------------------------------------------------------------




              Graham Packaging   Graham Packaging   LIDO Plast-        Graham Packaging   Graham Packaging
              France Partners    Italy              Graham             Latin America      Poland
Partner       (Ownership/Value)  (Ownership/Value)  (Ownership/Value)  (Ownership/Value)  (Ownership/Value)

------------------------------------------------------------------------------------------------------------
Family          40%/$40,000       40%/$1,120,000       80%/$2,400       80%/$80,000              --
Growth

------------------------------------------------------------------------------------------------------------

                      --                 --                --                --             1%/$37,800
Recycling
------------------------------------------------------------------------------------------------------------

                      --                 --                --                --
GP Corp
============================================================================================================


                                Graham
                                Brazil
             Graham Packaging   Participacoes  Graham Recycling
             Holdings I         (Ownership/    Company
Partner      (Ownership/Value)  Value)         (Ownership/Value)

---------------------------------------------------------------------------
Family              --             1%/$22,200         --
Growth

---------------------------------------------------------------------------

                1%/$23,600           --           1%/$62,300
Recycling
---------------------------------------------------------------------------

                    --               --               --
GP Corp
===========================================================================

                                                                   Schedule 5.19

              DCG Real Estate to be Contributed to the Partnership

1.         LOCATION:            500 Windsor Street
                                York, Pennsylvania

           DESCRIPTION:         395,554 Sq. Ft. Plant/Warehouse and Office Space

           RECORD OWNER:        Donald C. Graham

           AGREED VALUE:        $2,621,208


2.         LOCATION:            505 Windsor Street
                                York, Pennsylvania

           DESCRIPTION:         44,416 Sq. Ft. Plant/Warehouse and Office Space

           RECORD OWNER:        Donald C. Graham

           AGREED VALUE:        $792,139


3.         LOCATION:            8921 Latty Road
                                Berkely, Missouri

           DESCRIPTION:         Approximately 7.16 acres/vacant land

           RECORD OWNER:        York Transportation & Leasing, Inc.

           AGREED VALUE:        $192,000


4.         LOCATION:            8942 Latty Road
                                Berkeley, Missouri

           DESCRIPTION:         80,100 Sq. Ft. Plant/Warehouse and Office Space

           RECORD OWNER:        Donald C. Graham

           AGREED VALUE:        $1,363,300


5.         LOCATION:            8966 Latty Road
                                Berkeley, Missouri

           DESCRIPTION:         75,000 Sq. Ft. Plant/Warehouse Space

           RECORD OWNER:        Donald C. Graham

           AGREED VALUE:        $1,300,762


6.         LOCATION:            4041 North Service Road
                                Burlington, Ontario, Canada

           DESCRIPTION:         150,000 Sq. Ft. Plant/Warehouse and Office Space

           RECORD OWNER:        York Transportation & Leasing, Inc.

           AGREED VALUE:        $1,850,165


7.         LOCATION:            3174 Mavis Road
                                Mississauga, Ontario, Canada

           DESCRIPTION:         78,416 Sq. Ft. Plant/Warehouse Space

           RECORD OWNER:        York Transportation & Leasing, Inc.

           AGREED VALUE:        $751,593


8.         LOCATION:            10551 Ray Lawson Boulevard
                                Anjou, Quebec, Canada

           DESCRIPTION:         44,875 Sq. Ft. Plant/Warehouse Space

           RECORD OWNER:        York Transportation & Leasing, Inc.

           AGREED VALUE:        $686,007